UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.    )

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HANESBRANDS INC.
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1000 East Hanes Mill Road

Winston-Salem, North Carolina 27105

March 9, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Hanesbrands Inc., a Maryland corporation, which is being held on Tuesday, April 24, 2012, at 8:30 a.m., Eastern time, at Hanesbrands’ New York Design Center, 260 Madison Avenue, 14th floor, New York, New York 10016.

At this year’s Annual Meeting, you will be asked to (i) elect nine directors, (ii) ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands’ independent registered public accounting firm for our 2012 fiscal year, (iii) approve, by a non-binding advisory vote, executive compensation as disclosed in the Proxy Statement for our 2012 Annual Meeting and (iv) transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

We are furnishing proxy materials to our stockholders over the Internet. We believe that this “e-proxy” process expedites stockholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our Annual Meeting. On March 9, 2012, we mailed to our stockholders a Notice of Annual Meeting and Internet Availability containing instructions on how to access our Proxy Statement and Annual Report and authorize a proxy to vote their shares. The Proxy Statement and the Notice of Annual Meeting and Internet Availability also contain instructions on how you can receive a paper or e-mail copy of the Proxy Statement and Annual Report.

If you requested and received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. You can also authorize a proxy by telephone or over the Internet as described in the enclosed materials.

We appreciate your continued support and interest in Hanesbrands.

Sincerely yours,

Richard A. Noll

Chairman of the Board of Directors and

Chief Executive Officer

HANESBRANDS INC.

NOTICE OF THE 2012

ANNUAL MEETING OF STOCKHOLDERS

The 2012 Annual Meeting of Stockholders of Hanesbrands Inc., a Maryland corporation (“Hanesbrands”), will be held on Tuesday, April 24, 2012, at 8:30 a.m., Eastern time, at Hanesbrands’ New York Design Center, 260 Madison Avenue, 14th floor, New York, New York 10016 for the following purposes:

1. to elect nine directors to serve until Hanesbrands’ next annual meeting of stockholders and until their successors are duly elected and qualify;

2. to consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2012 fiscal year;

3. to approve, by a non-binding, advisory vote, executive compensation as disclosed in the Proxy Statement for our 2012 Annual Meeting; and

4. to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on February 16, 2012 are entitled to notice of, and to vote at, the Annual Meeting.

Whether or not you plan to attend the meeting, we urge you to authorize a proxy to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you requested and received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

By Order of the Board of Directors

Joia M. Johnson

Chief Legal Officer, General Counsel and

  Corporate Secretary

March 9, 2012

Winston-Salem, North Carolina

ADMISSION TO THE 2012 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who owned shares of Hanesbrands common stock as of the close of business on February 16, 2012 will be entitled to attend the Annual Meeting.

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If your Hanesbrands shares are registered in your name and you requested and received your proxy materials by mail, an admission ticket is attached to your proxy card. An admission ticket will serve as verification of your ownership.

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If your Hanesbrands shares are registered in your name and you received your proxy materials electronically, your Notice of Annual Meeting and Internet Availability will serve as your admission ticket and will serve as verification of your ownership.

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If your Hanesbrands shares are held in a bank or brokerage account and you wish to attend the Annual Meeting and vote your shares in person, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the Annual Meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares in person at the Annual Meeting, but you may still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned shares of Hanesbrands common stock on February 16, 2012.

No cameras, recording devices or large packages will be permitted in the meeting room. Bags will be subject to a search.

HANESBRANDS INC.

1000 EAST HANES MILL ROAD

WINSTON-SALEM, NORTH CAROLINA 27105

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 24, 2012

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive this Proxy Statement?

You have received these proxy materials because the Board of Directors of Hanesbrands Inc., a Maryland corporation (“Hanesbrands”), is soliciting your proxy to vote your shares at Hanesbrands’ 2012 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and is designed to assist you in voting your shares.

Will I receive a printed copy of this Proxy Statement?

You will not receive a printed copy of this Proxy Statement or our Annual Report to stockholders in the mail unless you request a printed copy. As permitted by the Securities and Exchange Commission, we are delivering our Proxy Statement and Annual Report via the Internet. On March 9, 2012, we mailed to our stockholders a Notice of Annual Meeting and Internet Availability containing instructions on how to access our Proxy Statement and Annual Report and authorize a proxy to vote your shares online or by telephone. If you wish to request a printed or e-mail copy of this Proxy Statement and our Annual Report, you should follow the instructions included in the Notice of Annual Meeting and Internet Availability. The Notice of Annual Meeting and Internet Availability is not a proxy card or ballot.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on April 24, 2012 at 8:30 a.m., Eastern time, at Hanesbrands’ New York Design Center, 260 Madison Avenue, 14th floor, New York, New York 10016. If you plan to attend the Annual Meeting and have a disability or require special assistance, please contact our Investor Relations department at (336) 519-4710.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, stockholders will:

1. elect nine directors to serve until Hanesbrands’ next annual meeting of stockholders and until their successors are duly elected and qualify;

2. consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for our 2012 fiscal year;

3. approve, by a non-binding, advisory vote, executive compensation as disclosed in this Proxy Statement; and

4. transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The Board of Directors is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is properly presented at the Annual Meeting, the persons named as proxies on the proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on any such matter.

Who is entitled to vote at the Annual Meeting?

If you were a stockholder of Hanesbrands at the close of business on February 16, 2012 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting. Each share of Hanesbrands common stock outstanding at the close of business on the Record Date has one vote on each matter that is properly submitted to a vote at the Annual Meeting, including shares:

•	held directly in your name as the stockholder of record;

•	held for you in an account with a broker, bank or other nominee;

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represented by your interest in the Hanesbrands stock fund in the Hanesbrands Inc. Retirement Savings Plan (the “401(k) Plan”), the Hanesbrands Inc. Salaried Retirement Savings Plan of Puerto Rico (the “Puerto Rico Salaried 401(k) Plan”) or the Hanesbrands Inc. Hourly Retirement Savings Plan of Puerto Rico (the “Puerto Rico Hourly 401(k) Plan,” and together with the 401(k) Plan and the Puerto Rico Salaried 401(k) Plan, the “401(k) Plans”); or

•	credited to your account in the Hanesbrands Inc. Employee Stock Purchase Plan of 2006 (the “Employee Stock Purchase Plan”).

On the Record Date, there were 97,552,920 shares of Hanesbrands common stock outstanding and entitled to vote at the Annual Meeting, and there were 38,643 record holders of such shares. Common stock is the only outstanding class of voting securities of Hanesbrands.

Who may attend the Annual Meeting?

Only stockholders who owned shares of Hanesbrands common stock as of the close of business on the Record Date will be entitled to attend the Annual Meeting. An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting.

•

If your shares of Hanesbrands common stock are registered in your name and you requested and received your proxy materials by mail, an admission ticket is attached to your proxy card. An admission ticket will serve as verification of your ownership.

•

If your shares of Hanesbrands common stock are registered in your name and you received your proxy materials electronically, your Notice of Annual Meeting and Internet Availability will serve as your admission ticket and will serve as verification of your ownership.

•

If your shares of Hanesbrands common stock are held in a bank or brokerage account and you wish to attend the Annual Meeting and vote your shares in person, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the Annual Meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares of Hanesbrands common stock in person at the Annual Meeting, but you may still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned the shares on the Record Date.

No cameras, recording devices or large packages will be permitted in the meeting room. Bags will be subject to a search.

How many shares of Hanesbrands common stock must be present to hold the Annual Meeting?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Your shares of Hanesbrands common stock are counted as present at the Annual Meeting if you:

•	are present in person at the Annual Meeting and your shares are registered in your name or you have a proxy from your bank or brokerage to vote your shares; or

•	have properly executed and submitted a proxy card, or authorized a proxy over the telephone or the Internet, prior to the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present when the Annual Meeting is convened, the Annual Meeting may be adjourned by the chairman of the meeting.

How many votes are required to approve each proposal?

Directors will be elected by a plurality of all the votes cast at the Annual Meeting, either in person or represented by a properly completed or authorized proxy. This means that the nine nominees who receive the highest number of “FOR” votes cast will be elected as directors. Stockholders cannot cumulate votes in the election of directors.

Approval of executive compensation (by a non-binding, advisory vote) and ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm each requires “FOR” votes from a majority of the votes cast on the matter at the Annual Meeting, either in person or represented by a properly completed or authorized proxy.

Because the vote on executive compensation is advisory, this vote will not be binding on us or our Board of Directors, overrule any decision made by the Board of Directors or create or imply any additional duty for the Board. We recognize, nonetheless, that our stockholders have a fundamental interest in Hanesbrands’ executive compensation practices. Thus, the Compensation Committee may take into account the outcome of this vote when considering future executive compensation arrangements.

If the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2012 fiscal year is not ratified by our stockholders, the adverse vote will be considered a direction to the Audit Committee to consider another independent registered public accounting firm for next year. However, because of the difficulty in making any substitution of our independent registered public accounting firm so long after the beginning of the current year, the appointment for our 2012 fiscal year will stand, unless the Audit Committee finds other good reason for making a change.

What are broker non-votes?

If you have shares of Hanesbrands common stock that are held by a broker, you may give the broker voting instructions, and the broker must vote as you directed. If you do not give the broker any instructions, the broker may vote at its discretion on all routine matters (such as the ratification of our independent registered public accounting firm). For other matters (including the election of directors and the advisory vote regarding executive compensation), however, the broker may not vote using its discretion. A broker’s failure to vote on a matter under these circumstances is referred to as a broker non-vote.

How are abstentions, withheld votes and broker non-votes counted?

Shares of Hanesbrands common stock not voted due to abstentions, withheld votes or broker non-votes will not be counted as votes for or votes against and will have no effect on the outcome of the matters being voted upon at the Annual Meeting.

How do I vote?

You may vote in person at the Annual Meeting or you may authorize a proxy to vote on your behalf. There are three ways to authorize a proxy:

Internet:    By accessing the Internet at www.proxyvote.com and following the instructions on the proxy card or in the Notice of Annual Meeting and Internet Availability.

Telephone:    By calling toll-free 1-800-690-6903 and following the instructions on the proxy card or in the Notice of Annual Meeting and Internet Availability.

Mail:    If you requested and received your proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return your proxy card. The Notice of Annual Meeting and Internet Availability is not a proxy card or ballot.

Each share of Hanesbrands common stock represented by a proxy properly authorized over the Internet or by telephone or by a properly completed written proxy will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, such shares will be voted FOR the election of each of the nominees for director, FOR ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for our 2012 fiscal year, FOR approval of executive compensation and in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting.

If you participate in one of the 401(k) Plans and have contributions invested in the Hanesbrands stock fund in that 401(k) Plan as of the close of business on the Record Date, you will receive a proxy card (or a Notice of Annual Meeting and Internet Availability containing instructions on how to authorize a proxy to vote your shares), which will serve as voting instructions for the trustee of the 401(k) Plans. You must return your proxy card to Broadridge Financial Solutions, Inc. (“Broadridge”) or authorize a proxy to vote your shares over the Internet or by telephone on or prior to April 19, 2012. If you have not authorized a proxy to vote your shares over the Internet or by telephone or if your proxy card is not received by Broadridge by that date, or if you sign and return your proxy card without instructions marked in the boxes, the trustee of the 401(k) Plans will vote shares attributable to your investment in the Hanesbrands stock fund in the 401(k) Plan in which you participate in the same proportion as other shares held in the Hanesbrands stock fund of that same 401(k) Plan for which the trustee received timely instructions. If, in any of the 401(k) Plans, no participants vote their shares, then the trustee will not vote any of the shares in that 401(k) Plan, even if the trustee votes shares held in one or both of the other 401(k) Plans.

If you participate in the Employee Stock Purchase Plan, you will receive a proxy card (or a Notice of Annual Meeting and Internet Availability containing instructions on how to authorize a proxy to vote your shares), which will serve as voting instructions for the administrator of the Employee Stock Purchase Plan. Shares of Hanesbrands common stock will be voted only at the direction of participants in the Employee Stock Purchase Plan. You must authorize a proxy to vote your shares over the Internet or by telephone or return your proxy card to Broadridge on or prior to April 19, 2012. If you have not authorized a proxy to vote your shares over the Internet or by telephone or if your proxy card is not received by Broadridge by that date, or if you sign and return your proxy card without instructions marked in the boxes, your shares held in the Employee Stock Purchase Plan will not be voted.

How can I revoke a previously submitted proxy?

You may revoke (cancel) a proxy at any time before the Annual Meeting by (i) giving written notice of revocation to the Corporate Secretary of Hanesbrands with a date later than the date of the previously submitted proxy, (ii) properly authorizing a new proxy with a later date by mail, Internet or telephone, or (iii) attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, constitute revocation of a proxy. Any notice of revocation should be sent to: Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

What does it mean if I receive more than one Notice of Annual Meeting and Internet Availability?

If you receive more than one Notice of Annual Meeting and Internet Availability, it means your shares of Hanesbrands common stock are not all registered in the same way (for example, some are registered in your name and others are registered jointly with a spouse) and are in more than one account. In order to ensure that you vote all of the shares that you are entitled to vote, you should authorize a proxy to vote all proxy cards or Internet or telephone proxy authorizations to which you are provided access.

How is the vote tabulated?

Hanesbrands has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders shall be confidential, and the votes will not be revealed to any Hanesbrands employee or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (i) as necessary to meet applicable legal requirements or (ii) in the event a proxy solicitation in opposition to the election of the Board of Directors is filed with the Securities and Exchange Commission. Broadridge will tabulate votes for the Annual Meeting and will provide an Inspector of Election for the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote FOR each of the director nominees, FOR ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for our 2012 fiscal year and FOR approval of executive compensation.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

Proposal 1 — Election of Directors

Each of our directors is elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. If a nominee is unavailable for election, proxy holders may vote for another nominee proposed by the Board of Directors or, as an alternative, the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Each nominee has agreed to serve on the Board of Directors if elected. Set forth below is information as of March 9, 2012, regarding the nominees for election, which has been confirmed by each of them for inclusion in this Proxy Statement.

No family relationship exists among any of our director nominees or executive officers. To the best of our knowledge, there are no pending material legal proceedings to which any of our directors or nominees for director, or any of their associates, is a party adverse to us or any of our affiliates, or has a material interest adverse to us or any of our affiliates. Additionally, to the best of our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, sanctions or injunctions that are material to the evaluation of the ability or integrity of any of our directors or nominees for director during the past 10 years.

The nominees for election at the Annual Meeting possess experience and qualifications that our Governance and Nominating Committee believes will allow them to make substantial contributions to the Board. In selecting nominees to the Board, we seek to ensure that our Board collectively has a balance of experience and expertise, including chief executive officer experience, chief financial officer experience, international expertise, deep experience in the consumer products industry and corporate governance expertise, as well as expertise in other functional areas that are relevant to our business.

All of our director nominees have served in senior leadership positions in large organizations and have experience with corporate management issues, including preparing or overseeing the preparation of financial statements. As current or former chief executive officers of Energizer Holdings, Inc., Avis Budget Group, Inc., Hanesbrands and R.J. Reynolds Tobacco Holdings, Inc., respectively, Mr. Mulcahy, Mr. Nelson, Mr. Noll and Mr. Schindler have experience in, and possess an understanding of, business issues applicable to the success of a large publicly-traded company. As current or former chief financial officers of Cendant Corporation and CDW Corporation, respectively, Mr. Nelson and Ms. Ziegler possess financial acumen and an understanding of financial matters and the preparation and analysis of financial statements. Mr. Chaden, Mr. Griffin, Mr. Mulcahy and Mr. Noll have served in senior leadership positions with companies engaged in international business. As President of the Carnegie Endowment for International Peace, Ms. Mathews has practical experience in the international area, and serves in a policy-making role that is relevant to Hanesbrands’ international activities. Their experiences at Hanesbrands and Sara Lee Corporation (“Sara Lee”) have provided Mr. Chaden and Mr. Noll with extensive experience in the area of consumer products. Similarly, their experiences at Energizer Holdings, Inc., Avis Budget Group, Inc., R.J. Reynolds Tobacco Holdings, Inc. and Sara Lee have provided

Mr. Mulcahy, Mr. Nelson, Mr. Schindler and Ms. Ziegler, respectively, with extensive experience in the area of consumer products. As a result of their current or former employment with our company, Mr. Chaden and Mr. Noll have extensive knowledge of Hanesbrands’ business and the apparel industry. As former Vice President, Corporate Secretary and Assistant General Counsel of The Boeing Company, Mr. Johnson has practical expertise in the area of corporate governance. Ms. Mathews has practical expertise in the areas of environmental policy, labor and human rights advocacy and non-governmental organization relationships through her experiences as Deputy to the Undersecretary of State for Global Affairs in the Department of State and as Director of the Washington Office of the Council on Foreign Relations. Mr. Chaden, Mr. Griffin, Mr. Johnson, Mr. Mulcahy, Mr. Nelson, Mr. Noll, Mr. Schindler and Ms. Ziegler have working experience in corporate governance through their experience serving as directors of other public companies. For more information about the process by which the Governance and Nominating Committee identifies candidates to election to the Board, please see “Process for Nominating Potential Director Candidates.” Below please find a more detailed discussion of the business experiences of all of the nominees to the Board.

Lee A. Chaden	Mr. Chaden, 69, has served as a member of our Board of Directors since our formation in September 2005. From December 2007 until December 2008, Mr. Chaden served as non-executive Chairman of the Board. From April 2006 until December 2007, Mr. Chaden served as our Executive Chairman. From May 2003 until the completion of our spin off from Sara Lee in September 2006, he also served as an Executive Vice President of Sara Lee. From May 2004 until April 2006, Mr. Chaden served as Chief Executive Officer of Sara Lee Branded Apparel. Mr. Chaden currently serves on the Board of Directors of each of R.R. Donnelley & Sons Company and Carlson Company Inc. During the past five years, Mr. Chaden also served on the Board of Directors of Stora Enso Corporation.

Bobby J. Griffin	Mr. Griffin, 63, has served as a member of our Board of Directors since the completion of our spin off from Sara Lee in September 2006. From March 2005 to March 2007, Mr. Griffin served as President, International Operations of Ryder System, Inc., a global leader in transportation and supply chain management solutions. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder System, Inc., including as Executive Vice President, International Operations from 2003 to March 2005 and Executive Vice President, Global Supply Chain Operations from 2001 to 2003. Mr. Griffin also serves on the Board of Directors of United Rentals, Inc. and Horizon Lines, Inc.

James C. Johnson	Mr. Johnson, 59, has served as a member of our Board of Directors since the completion of our spin off from Sara Lee in September 2006. Since November 2010, Mr. Johnson has served as General Counsel of Loop Capital Markets LLC, a provider of a broad range of integrated capital solutions for corporate, governmental and institutional entities. Mr. Johnson served as Vice President and Assistant General Counsel of the Boeing Commercial Airplanes division of The Boeing Company, one of the world’s major aerospace firms, from August 2007 until March 2009. From May 1998 until August 2007, Mr. Johnson served as Vice President, Corporate Secretary and Assistant General Counsel of The Boeing Company, and continued to serve as Corporate Secretary until December 2007. Mr. Johnson currently serves on the Board of Directors of Ameren Corporation.

Jessica T. Mathews

Ms. Mathews, 65, has served as a member of our Board of Directors since October 2006. She has been serving as President of the Carnegie Endowment for International Peace, a foreign policy think tank dedicated to advancing cooperation between nations and promoting active international engagement by the United States, since 1997. She served in government as Deputy to the Undersecretary of State for Global Affairs in the Department of State in 1993, and in other senior governmental and non- governmental positions earlier in her career. Ms. Mathews was Director of the Washington Office of the Council on Foreign Relations from 1994 to 1997. She serves as a trustee of several nonprofit organizations. Ms. Mathews also currently serves on the Board of Directors of SomaLogic, Inc.

J. Patrick Mulcahy	Mr. Mulcahy, 68, has served as a member of our Board of Directors since the completion of our spin off from Sara Lee in September 2006. From January 2007 to the present, Mr. Mulcahy has served as Chairman of the Board of Energizer Holdings, Inc., a consumer products company. From January 2005 to January 2007, Mr. Mulcahy served as the Vice Chairman of Energizer Holdings, Inc. From 2000 to January 2005, Mr. Mulcahy served as Chief Executive Officer of Energizer Holdings, Inc. In addition to serving on the Board of Directors of Energizer Holdings, Inc., Mr. Mulcahy also currently serves on the Board of Directors of Ralcorp Holdings, Inc. During the past five years, Mr. Mulcahy also served on the Board of Directors of Solutia Inc.

Ronald L. Nelson	Mr. Nelson, 59, has served as a member of our Board of Directors since July 2008. Since August 2006, Mr. Nelson has been Chairman and Chief Executive Officer of Avis Budget Group, Inc., which operates two major brands in the global vehicle rental industry through Avis and Budget. Avis Budget Group, Inc. is the legal successor to Cendant Corporation, which split into three separate public companies as of August 1, 2006. Prior to the split, Mr. Nelson was a director of Cendant Corporation from April 2003, Chief Financial Officer from May 2003 until August 2006 and President from October 2004 to August 2006. Mr. Nelson was also Chairman and Chief Executive Officer of Cendant Corporation’s Vehicle Rental business from January 2006 to August 2006. From December 2005 to April 2006, Mr. Nelson was interim Chief Executive Officer of Cendant Corporation’s former Travel Distribution Division. In addition to Avis Budget Group, Inc., Mr. Nelson is a director of Convergys Corporation.

Richard A. Noll	Mr. Noll, 54, has served as Chairman of the Board of Directors since January 2009, as our Chief Executive Officer since April 2006 and a director since our formation in September 2005. From December 2002 until the completion of our spin off from Sara Lee in September 2006, he also served as a Senior Vice President of Sara Lee. From July 2005 to April 2006, Mr. Noll served as President and Chief Operating Officer of Sara Lee Branded Apparel. Mr. Noll served as Chief Executive Officer of Sara Lee Bakery Group from July 2003 to July 2005 and as the Chief Operating Officer of Sara Lee Bakery Group from July 2002 to July 2003. From 1992 to 2002, Mr. Noll held a number of management positions with increasing responsibilities while employed by Sara Lee Branded Apparel. Mr. Noll also serves on the Board of Directors of The Fresh Market, Inc.

Andrew J. Schindler	Mr. Schindler, 67, has served as a member of our Board of Directors since the completion of our spin off from Sara Lee in September 2006. From 1974 to 2004, Mr. Schindler served in various management positions with R.J. Reynolds Tobacco Holdings, Inc., a holding company whose operating subsidiaries included R. J. Reynolds Tobacco Company, the second largest cigarette manufacturer in the United States, including as Chairman and Chief Executive Officer from 1999 to 2004. He served as Chairman of Reynolds American Inc., a company formed in 2004 by the merger of R.J. Reynolds Tobacco Holdings, Inc. and the U.S. operations of British American Tobacco PLC, from 2004 to 2005. Mr. Schindler currently serves on the Board of Directors of Krispy Kreme Doughnuts, Inc. and ConAgra Foods, Inc. During the past five years, Mr. Schindler also served on the Board of Directors of Reynolds American Inc. and Arvin Meritor, Inc.

Ann E. Ziegler	Ms. Ziegler, 53, has served as a member of our Board of Directors since December 2008. She has served as Senior Vice President and Chief Financial Officer and a member of the executive committee of CDW Corporation, a leading provider of technology solutions for business, government, healthcare and education, since May 2008. From April 2005 until April 2008, Ms. Ziegler served as Senior Vice President, Administration and Chief Financial Officer of Sara Lee Food and Beverage. From April 2003 until April 2005, she was Chief Financial Officer of Sara Lee Bakery Group. From November 2000 until April 2003, she was Senior Vice President, Corporate Development of Sara Lee. During the past five years, Ms. Ziegler also served on the Board of Directors of Unitrin, Inc.

Our Board of Directors unanimously recommends a vote FOR election of these nominees.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers as our independent registered public accounting firm for our 2012 fiscal year. While not required by law, the Board of Directors is asking our stockholders to ratify the selection of PricewaterhouseCoopers as a matter of good corporate practice. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

If the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2012 fiscal year is not ratified by our stockholders, the adverse vote will be considered a direction to the Audit Committee to consider another independent registered public accounting firm for next year. However, because of the difficulty in making any substitution of our independent registered public accounting firm so long after the beginning of the current year, the appointment for our 2012 fiscal year will stand, unless the Audit Committee finds other good reason for making a change.

PricewaterhouseCoopers was first appointed as our independent registered public accounting firm for our fiscal year ended July 1, 2006. For additional information regarding our relationship with PricewaterhouseCoopers, please refer to the Audit Committee Report on page 19 and the Auditor Fees and Services disclosure on page 20.

Our Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2012 fiscal year.

Proposal 3 — Non-Binding, Advisory Vote on Executive Compensation

Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) requires a public company, such as Hanesbrands, to permit its stockholders to cast a non-binding, advisory “say on pay” vote on the company’s executive compensation, as disclosed under the Securities and Exchange Commission’s executive compensation disclosure rules, at least once every three years. Section 14A also requires a public company to permit its stockholders to cast a non-binding, advisory vote at least once every six years regarding whether the company should hold future “say on pay” votes every year, every two years or every three years.

In 2011, our Board of Directors determined after careful consideration that an annual advisory “say on pay” vote on executive compensation is the most appropriate alternative for Hanesbrands at this time because an annual vote will provide the greatest clarity regarding the nature of any concerns that our stockholders may have regarding executive compensation practices. At our 2011 Annual Meeting of Stockholders, Hanesbrands’ stockholders also recommended, by a non-binding, advisory vote, that future advisory “say on pay” votes be held every year. Consistent with our stockholders’ recommendation, the Compensation Committee recommended, and the Board of Directors adopted, a policy of conducting an annual advisory “say on pay” vote.

In accordance with this policy, we are providing our stockholders at the Annual Meeting with the opportunity to cast a non-binding, advisory vote on the compensation of Hanesbrands’ named executive officers contained in this Proxy Statement by voting on the following resolution:

“RESOLVED, that the holders of Hanesbrands’ common stock approve the compensation of Hanesbrands’ named executive officers as disclosed in the proxy statement for Hanesbrands’ 2012 Annual Meeting of Stockholders pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the report of the Compensation Committee and the executive compensation tables and related footnotes and narrative).”

Because this vote is advisory, it will not be binding on us or our Board of Directors, overrule any decision made by the Board of Directors or create or imply any additional duty for the Board. We recognize, nonetheless, that our stockholders have a fundamental interest in Hanesbrands’ executive compensation practices. Thus, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

At our 2011 Annual Meeting of Stockholders more than 97% of the votes cast approved the compensation of Hanesbrands’ named executive officers as disclosed in the proxy statement for that meeting. Hanesbrands’ Board of Directors, and the Compensation Committee in particular, considered several factors in determining that the fundamental characteristics of the company’s executive compensation program should remain intact this year, including the overwhelming support of our stockholders, the executive compensation programs of our peer group of companies, our past operating performance and planned strategic initiatives.

We believe that our executive compensation and compensation practices and policies have three essential characteristics. They are (1) reasonable in comparison to our peer group of companies, (2) focused on aligning senior management and stockholder interests in a simple, quantifiable and unifying manner, and (3) are necessary to attract, retain and motivate the executive team to support the attainment of our business strategy and operating imperatives. Stockholders are encouraged to review “Compensation Discussion and Analysis” below for more information on Hanesbrands’ compensation program for its named executive officers; however, highlights of our executive officer compensation program and policies are as follows:

•

To motivate our executive officers, including our named executive officers, and to align their interests with those of our stockholders, we provide annual incentives designed to reward our executive officers for the attainment of short-term goals, as well as long-term incentives designed to reward them for increases in stockholder value over time.

•

A significant portion of our long-term incentive compensation is weighted towards performance-based elements. For 2012, we suspended the use of stock options as an element of long-term incentive compensation in favor of increasing the portion of long-term incentive compensation allocated to performance-based awards. Performance-based compensation represents 50% and 40% of our named executive officers’ targeted long-term incentive compensation for 2012 and 2011, respectively.

•

Our compensation program provides the greatest pay opportunity for executives who demonstrate exceptional performance for sustained periods of time, which is reflected in our selection of performance-based measures and targets.

•

We maintain robust stock ownership guidelines in order to further align executives’ economic interests with those of our stockholders. Until the guidelines for stock ownership are met, an executive is required to retain 50% of any shares received (on a net after-tax basis) under our equity-based compensation plans. Our stock ownership guidelines also generally require all Hanesbrands senior executives, including our named executive officers, to retain 100% of the net after-tax shares of Hanesbrands stock received through the exercise of options or the vesting of restricted stock units or other equity awards granted after December 1, 2010 for at least one year from the date of exercise or vesting.

•	Our equity incentive plan, the Hanesbrands Inc. Omnibus Incentive Plan of 2006 (the “Omnibus Incentive Plan”), provides that equity awards made to our executive officers, including our named executive officers, fully vest over a period of not less than three years and prohibits repricing of stock options and stock appreciation rights, as well as cash buyouts of such awards. We also intend to eliminate share recycling under the Omnibus Incentive Plan when it is next presented to the stockholders for approval.

•

Payments made to Hanesbrands employees, including our named executive officers, under the Omnibus Incentive Plan and the Annual Incentive Plan (“AIP”) are subject to recoupment by Hanesbrands where such payments were predicated upon achieving certain financial results that were subsequently subject to restatement.

•

We have eliminated virtually all of the limited perquisites for our named executive officers, including financial planning and country club memberships, and we do not provide tax gross-ups with respect to perquisites, other than personal income taxes due on relocation reimbursements.

•	Beginning in 2011, we eliminated excise tax gross-ups with respect to severance or change-in-control agreements for new executive officers.

The Board of Directors believes that Hanesbrands’ commitment to these responsible compensation principles justifies a vote by the stockholders for the resolution above.

Our Board of Directors unanimously recommends a non-binding, advisory vote FOR approval of the compensation of Hanesbrands’ named executive officers, as disclosed in this Proxy Statement for the Annual Meeting.

INFORMATION OF INTEREST TO STOCKHOLDERS

Hanesbrands is providing this section to allow stockholders to easily locate select information about our company that we believe is of interest to them.

Information about our Audit Practices

Non-audit fees represented 17.3% of total fees for 2011. Our auditor has issued an unqualified opinion every year since we became an independent public company. We have not restated financials for any period. We have not made any late financial disclosure. No securities regulator has taken action against our company. We have not disclosed any material weaknesses in our internal controls.

Information about our Board Structure

All of the members of the Board are elected annually, and all of them were elected by stockholders. Eight of the nine directors up for election (88% of the Board) have been determined by our Board to be independent, under the New York Stock Exchange listing standards and our Corporate Governance Guidelines. All of the members of each of our Audit Committee, our Compensation Committee and our Governance and Nominating Committee are independent under these standards. All directors attended at least 75% of the Board meetings, and eight of our nine directors attended all of the Board meetings held in 2011. Our independent and non-employee directors held regularly scheduled executive sessions without management that were presided over by the Lead Director. We believe that the designation of an independent director as Lead Director, together with the combination of the positions of Chairman of the Board and Chief Executive Officer, contributes to a more efficient and effective corporate governance structure.

None of our directors received withhold or against votes of 50% or greater at the last annual meeting. We have a plurality vote standard for the election of directors and do not require that directors resign if they are not elected by a majority of votes cast. None of our directors serves on more than two additional public company boards. None of our directors were involved in related person transactions with our company. We disclose our Corporate Governance Guidelines on our corporate website, www.hanesbrands.com, on the “Investors” page under the link “Corporate Governance.” The Board has not ignored any stockholder proposals that have received a majority of votes cast (or outstanding votes). Our charter and other governing documents do not require supermajority approval of votes entitled to be cast in connection with mergers and other business combinations. Instead, our charter and other governing documents only require approval by a majority of votes entitled to be cast for such transactions.

Information about our Compensation Practices

We disclose complete information on the performance measures, hurdle rates and target payout thresholds for our short-term cash incentive plan and our long-term cash incentive plan in the section of this Proxy Statement titled “Details Regarding the Elements of Executive Compensation.” For those restricted stock grants made in the last fiscal year to executive officers that were performance-based, we also disclose the relevant performance measures. As discussed in the “Details Regarding the Elements of Executive Compensation” section of this Proxy Statement, for 2012, we suspended the use of stock options as an element of long-term incentive compensation in favor of increasing the portion of long-term incentive compensation allocated to performance-based awards.

Stock options, stock appreciation rights, restricted stock and restricted stock units granted to executive officers may not fully vest over a period of less than three years. Executive officers must hold net shares received upon exercise of stock options or upon vesting of restricted stock or restricted stock units granted after December 1, 2010 for at least one year. Our Chief Executive Officer is subject to stock ownership guidelines that require him to retain 50% of any shares received (on a net after-tax basis) under our equity-based compensation plans until he holds shares with a value equal to six times his base salary; the parallel requirement for other executive officers is three times base salary. A non-employee director may not dispose of any shares of our common stock until such director holds shares of common stock with a value equal to at least five times the current annual equity retainer paid to directors, and may then only dispose of shares in excess of those with that value. All members of the Board with one or more years of service own our stock or hold equity awards that entitle them to receive stock upon vesting. We have a clawback policy, described under “Clawbacks and Recoupment,” pursuant to which employees are required to reimburse Hanesbrands for compensation paid that is predicated upon achieving financial results that were substantially the subject of a restatement and such employees otherwise would not have been paid such compensation.

Our Omnibus Incentive Plan prohibits repricing and cash buyouts of stock options and stock appreciation rights. We have not repriced options or exchanged them for shares, options or cash without stockholder approval. Our average annual burn rate over the past three fiscal years, which reflects equity awards granted (or earned in the case of performance awards), is 1.13%, which is within one standard deviation of the Institutional Shareholder Services mean applied to our industry. We have been focused on reducing our average annual burn rate, and we have reduced it from 1.35% in 2009 to 1.04% in 2010 and 1.02% in 2011. While our Omnibus Incentive Plan currently permits share recycling for options and stock appreciation rights, we intend to eliminate share recycling when the Omnibus Incentive Plan is next presented to the stockholders for approval.

We have double trigger change-in-control agreements. The multiple of salary plus bonus in the change-in-control severance agreements for our Chief Executive Officer is three times; the multiple is two times for the other executive officers. No executive officer is eligible for a multi-year guaranteed bonus. Executive officers are not given credit toward pension for years not worked. Our executive officers do not receive tax gross-up on their perks other than for personal income taxes due on relocation reimbursements. While we provide excise tax gross-ups for change-in-control payments made pursuant to severance or change in control agreements entered into prior to 2011, we have eliminated such tax gross ups for new executive officers. We have not been the target of a stockholder proposal regarding “say-on-pay” that received majority support.

CORPORATE GOVERNANCE INFORMATION

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines, which provide a framework for our corporate governance and cover topics including, but not limited to, composition of the Board of Directors and its committees, director qualifications and director responsibilities. The Governance and Nominating Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and reporting and recommending to the Board of Directors any changes to the Corporate Governance Guidelines.

Composition of the Board of Directors

Our directors are elected at the Annual Meeting and will serve until our next annual meeting of stockholders and until their successors are duly elected and qualified. Our Board of Directors currently has nine members: Lee A. Chaden, Bobby J. Griffin, James C. Johnson, Jessica T. Mathews, J. Patrick Mulcahy, Ronald L. Nelson, Richard A. Noll, Andrew J. Schindler and Ann E. Ziegler. Other than Mr. Noll, all of our directors are independent under New York Stock Exchange listing standards and under our Corporate Governance Guidelines. Mr. Noll is our Chairman and Chief Executive Officer.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Governance and Nominating Committee will from time to time consider whether the positions of Chairman of the Board and Chief Executive Officer should be held by the same person or by different persons. In accordance with these provisions, during 2008, the Board, upon recommendation of the Governance and Nominating Committee, determined that Mr. Noll, our Chief Executive Officer, also should serve as Chairman of the Board, effective January 1, 2009. In connection with that decision, the Board created the position of Lead Director, also effective January 1, 2009. Mr. Mulcahy has been serving as Lead Director since January 1, 2009.

We believe that Mr. Noll’s service as both Chairman of the Board and Chief Executive Officer puts him in the best position to execute our business strategy and business plans to maximize stockholder value. Because Mr. Noll has primary management responsibility with respect to the day-to-day business operations of our company, he is best able to ensure that regular meetings of the Board are focused on the most important issues facing us at any given time. These issues can be very diverse, relating to, for example, our global supply chain, broad range of brands or multiple distribution channels. Our Board leadership structure also demonstrates to all of our stakeholders (stockholders, employees, communities and customers around the world) that we are under strong leadership, with Mr. Noll setting the tone and having primary responsibility for managing our worldwide operations.

Of course, the Lead Director and other independent directors actively oversee Mr. Noll’s management of our operations and execution of strategies set by the Board. They also take an active role in overseeing Hanesbrands’ management and key issues related to strategy, risk, integrity, compensation and governance. For example, only independent directors serve on the Audit Committee, Compensation Committee and Governance and Nominating Committee. Non-management and independent directors regularly hold executive sessions outside the presence of the Chief Executive Officer and other Hanesbrands employees. Finally, as detailed below, the Lead Director has many important duties and responsibilities that enhance the independent oversight of management.

The Lead Director chairs all meetings of the independent directors in executive session and also has other authority and responsibilities, including:

•	presiding at all meetings of the Board of Directors in the absence of, or upon the request of, the Chairman of the Board;

•	advising the Chairman of the Board and/or the Corporate Secretary regarding the agendas for meetings of the Board of Directors;

•	calling meetings of the non-management and/or independent directors, with appropriate notice;

•	advising the Governance and Nominating Committee and the Chairman of the Board on the membership of the various Board committees and the selection of committee chairs;

•	advising the Chairman of the Board on the retention of advisors and consultants who report directly to the Board of Directors;

•	advising the Chairman of the Board and Chief Executive Officer, as appropriate, on issues discussed at executive sessions of non-management and/or independent directors;

•	with the Chairman of the Compensation Committee, reviewing with the Chief Executive Officer the non-management directors’ annual evaluation of his performance;

•	serving as principal liaison between the non-management and/or independent directors, as a group, and the Chairman of the Board, as necessary;

•	serving as principal liaison between the Board of Directors and Hanesbrands’ stockholders, as appropriate, after consultation with the Chief Executive Officer; and

•	selecting an interim lead independent director to preside over meetings at which he cannot be present.

We believe our Board’s current leadership structure is best suited to the needs of our company at this time.

Risk Oversight

The Board as a whole is ultimately responsible for the oversight of our risk management function. The Board uses its committees to assist in its risk oversight function as follows:

•

The Board has delegated primary responsibility for the oversight of Hanesbrands’ risk management function to the Audit Committee. The Audit Committee discusses policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps our management has taken to monitor, control and report such exposures. Management of Hanesbrands undertakes, and the Audit Committee reviews and discusses, an annual assessment of Hanesbrands’ risks on an enterprise-wide basis. The manner in which the Board oversees risk management is not a factor in the Board’s choice of leadership structure.

•	Our Compensation Committee is responsible for the oversight of risk associated with our compensation practices and policies.

•	Our Governance and Nominating Committee is responsible for the oversight of Board processes and corporate governance related risks.

Our Board of Directors maintains overall responsibility for oversight regarding the work of its various committees by receiving regular reports from the committee Chairs of the work performed by the various committees. In addition, discussions with the Board about the Company’s strategic plan, consolidated business results, capital structure, acquisition-related activities and other business include consideration of the risks associated with the particular item under consideration.

Board Meetings and Committees

In 2011, our Board of Directors met five times and also held regularly scheduled executive sessions without management, presided over by the Lead Director. During 2011, our Audit Committee met six times, our Compensation Committee met five times and our Governance and Nominating Committee met three times. In 2011, each incumbent director attended 75% or more of the meetings of the Board and of each committee during the periods that each such director served on the Board or such committee. Our Corporate Governance Guidelines provide that, except in extenuating circumstances, each director will be expected to attend all meetings of the Board of Directors and of committees to which he or she is appointed, and all annual meetings of stockholders. All of the members of the Board attended our 2011 Annual Meeting of Stockholders.

Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Below is a list of committee memberships, which is followed by a description of each committee. The directors who are nominated for election as directors at the Annual

Meeting will, if re-elected, retain the committee memberships described below immediately following the Annual Meeting, and the chairs of the committees will also remain the same.

Committee Membership

(as of March 9, 2012)

Audit Committee	Compensation Committee	Governance and Nominating Committee
Bobby J. Griffin Jessica T. Mathews Ronald L. Nelson* Ann E. Ziegler	James C. Johnson J. Patrick Mulcahy Andrew J. Schindler*	James C. Johnson* J. Patrick Mulcahy Andrew J. Schindler

*	Chair of the committee

Audit Committee

The Audit Committee currently is comprised of Mr. Griffin, Ms. Mathews, Mr. Nelson and Ms. Ziegler; Mr. Nelson is its chair. Each of the members of our Audit Committee is financially literate, as required under applicable New York Stock Exchange listing standards and is independent under those listing standards. In addition, the Board of Directors has determined that each of Mr. Nelson and Ms. Ziegler possesses the experience and qualifications required of an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. No member of the Audit Committee serves on the audit committees of more than three public companies.

The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight of:

•	the integrity of our financial statements, financial reporting process and systems of internal accounting and financial controls;

•	our compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of our internal audit function and independent auditor.

The Audit Committee is also responsible for discussing policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps our management has taken to monitor, control and report such exposures.

Under Securities and Exchange Commission rules and the Audit Committee’s charter, the Audit Committee must prepare a report that is to be included in our proxy statement relating to the Annual Meeting of Stockholders or Annual Report filed on Form 10-K with the Securities and Exchange Commission. In addition, the Audit Committee must review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor and recommend, based on its review, that the Board of Directors include the annual financial statements in our Annual Report on Form 10-K.

Compensation Committee

The Compensation Committee currently is comprised of Mr. Johnson, Mr. Mulcahy and Mr. Schindler, with Mr. Schindler serving as its chair. The Compensation Committee is responsible for assisting the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers and the Chief Executive Officer performance evaluation process, and for preparing a report on executive compensation that is to be included in our proxy statement relating to the Annual Meeting of Stockholders.

The Compensation Committee is also responsible for:

•

reviewing and approving the total compensation philosophy covering our executive officers and other key executives and periodically reviewing an analysis of the competitiveness of our total compensation practices in relation to those of our peer group;

•

with respect to our executive officers (other than Mr. Noll, with respect to 2012 compensation), reviewing and approving the base salaries, salary ranges and the salary increase program pursuant to our executive salary administration program, the applicable standards of performance to be used in incentive compensation plans and the grant of equity incentives;

•	recommending changes in non-employee director compensation to the Board of Directors;

•	reviewing proposed stock incentive plans, other long-term incentive plans, stock purchase plans and other similar plans, and all proposed changes to such plans;

•	reviewing the results of any stockholder advisory votes regarding our executive compensation and recommending to the Board how to respond to such votes; and

•	recommending to the Board whether to have an annual, biannual or triennial advisory stockholder vote regarding executive compensation.

Beginning with 2012 compensation, the Chief Executive Officer’s compensation is approved by the independent members of the Board of Directors, upon the Compensation Committee’s recommendation.

Governance and Nominating Committee

The Governance and Nominating Committee currently is comprised of Mr. Johnson, Mr. Mulcahy and Mr. Schindler; Mr. Johnson is its chair. The Governance and Nominating Committee is responsible for:

•	identifying individuals qualified to serve on the Board of Directors, consistent with criteria approved by the Board of Directors;

•

recommending that the Board of Directors select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders, in accordance with our charter and bylaws and with Maryland law;

•	recommending candidates to the Board of Directors to fill vacancies on the Board or on any committee of the Board in accordance with our charter, bylaws and with Maryland law;

•	evaluating and recommending to the Board of Directors a set of corporate governance policies and principles to be applicable to our company;

•	re-evaluating periodically such policies and guidelines for the purpose of suggesting amendments to them if appropriate; and

•	overseeing annual evaluations in accordance with the requirements of the New York Stock Exchange listing standards.

Director Independence Determinations

In order to assist our Board of Directors in making the independence determinations required by the New York Stock Exchange listing standards, the Board of Directors has adopted categorical standards of independence. These standards, which are contained in our Corporate Governance Guidelines, are included as Appendix A to this Proxy Statement and are also available on our corporate website, www.hanesbrands.com, on the “Investors” page under the link “Corporate Governance.” Eight of the nine current members of our Board of Directors, Mr. Chaden, Mr. Griffin, Mr. Johnson, Ms. Mathews, Mr. Mulcahy, Mr. Nelson, Mr. Schindler and Ms. Ziegler, are independent under New York Stock Exchange listing standards and under our Corporate Governance Guidelines. In determining director independence, the Board of Directors did not discuss, and was not aware of, any related person transactions, relationships or arrangements that existed with respect to any of these directors.

Our Audit Committee’s charter requires that the Audit Committee be composed of at least three members, all of whom must be independent under New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission. Each of the members of our Audit Committee is an independent director under New York Stock Exchange listing standards and meets the standards of independence applicable to audit committee members under applicable Securities and Exchange Commission rules.

Our Compensation Committee’s charter requires that all of the members of the Compensation Committee be independent under New York Stock Exchange listing standards, “non-employee directors” within the meaning of Securities and Exchange Commission Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and the regulations thereunder. Each of the members of our Compensation Committee is an independent director under New York Stock Exchange listing standards, a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code.

Our Governance and Nominating Committee’s charter requires that all of the members of the Governance and Nominating Committee be independent under New York Stock Exchange listing standards. Each of the members of our Governance and Nominating Committee is an independent director under New York Stock Exchange listing standards.

Related Person Transactions

Our Board of Directors has adopted a written policy setting forth procedures to be followed in connection with the review, approval or ratification of “related person transactions.” For purposes of this policy, the phrase “related person transaction” refers to any financial transaction, arrangement or relationship in which Hanesbrands or any of its subsidiaries is a participant and in which any director, nominee for director or executive officer, or any of their immediate family members, has a direct or indirect material interest.

Each director, director nominee and executive officer must promptly notify our Chief Executive Officer and our Corporate Secretary in writing of any material interest that such person or an immediate family member of such person had, has or will have in a related person transaction. The Governance and Nominating Committee is responsible for the review and approval or ratification of all related person transactions involving a director, director nominee or executive officer. At the discretion of the Governance and Nominating Committee, the consideration of a related person transaction may be delegated to the full Board of Directors, another standing committee or to an ad hoc committee of the Board of Directors comprised of at least three members, none of whom has an interest in the transaction.

The Governance and Nominating Committee, or other governing body to which approval or ratification is delegated, may approve or ratify a transaction if it determines, in its business judgment, based on its review of the available information, that the transaction is fair and reasonable to us and consistent with our best interests. Factors to be taken into account in making a determination of fairness and reasonableness may include:

•	the business purpose of the transaction;

•	whether the transaction is entered into on an arm’s-length basis on terms fair to us; and

•	whether such a transaction would violate any provisions of our Global Code of Conduct.

If the Governance and Nominating Committee decides not to approve or ratify a transaction, the transaction may be referred to legal counsel for review and consultation regarding possible further action, including, but not limited to, termination of the transaction on a prospective basis, rescission of such transaction or modification of the transaction in a manner that would permit it to be ratified and approved by the Governance and Nominating Committee.

During 2011, there were no related person transactions, or series of similar transactions, involving us and our directors or executive officers.

Communication with the Board of Directors

The Governance and Nominating Committee believes that formalizing procedures for handling communications from stockholders is an important aspect of Hanesbrands’ corporate governance procedures. As a public company, Hanesbrands has an obligation to ensure that its communications with stockholders are prompt, accurate, credible, and in compliance with the applicable legal requirements to which Hanesbrands is subject, including the requirements of the Securities and Exchange Commission and the New York Stock Exchange. The Board has adopted a policy to govern the procedures for handling communications received from stockholders interested in communicating directly with the Board.

Stockholders may communicate with members of the Board by sending written communications directly to the Board or to specified individual members of the Board, including Hanesbrands’ Lead Director or any of Hanesbrands’ other non-management directors, by sending such communications to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. Stockholders also may communicate with members of the Board by sending an e-mail to our Corporate Secretary at corporate.secretary@hanesbrands.com. To ensure proper handling, any mailing envelope or e-mail containing a communication intended for the Board must contain a clear notation indicating that the communication is a “Stockholder/Board Communication.”

Although a communication to the Board may be submitted confidentially or anonymously, the Board encourages persons who wish to send communications to the Board to identify themselves so that a response may be provided, if appropriate. In addition, any such communications should clearly identify whether the author is a stockholder and must state whether the communication is intended for all the members of the Board or only for certain specified individual directors.

Our General Counsel will review, with external legal counsel when appropriate, any communication from stockholders that is intended for the Board. Based on her judgment, the General Counsel will take the following actions with respect to such communication:

•	if the communication relates to financial or accounting matters, forward the communication to the Audit Committee or discuss it at the next scheduled Audit Committee meeting;

•	if the communication relates to executive officer compensation matters, forward the communication to the Compensation Committee or discuss it at the next scheduled Compensation Committee meeting;

•

if the communication relates to the recommendation of the nomination of an individual to the Board, forward the communication to the Governance and Nominating Committee or discuss it at the next scheduled Governance and Nominating Committee meeting;

•

if the communication relates to the operations of Hanesbrands, forward the communication to the appropriate officers of Hanesbrands for proper handling and, if appropriate, the response to such communication, and report on the handling of and forward the response to such communication to the Board at the next scheduled Board meeting; or

•	if the communication does not fall within one of the prior categories, forward the communication to the addressees or discuss it at the next scheduled Board meeting.

Our General Counsel has the authority (without providing a copy to the Board or advising the Board of the communication) to discard or take other appropriate actions with respect to: unsolicited marketing or advertising material or mass mailings; unsolicited newsletters, newspapers, magazines, books and publications; surveys and questionnaires; resumes and other forms of job inquiries; requests for business contacts or referrals; material that is unduly threatening or illegal; obscene materials; material that does not reasonably relate to Hanesbrands or its business; or similarly inappropriate or irrelevant materials.

In addition, our General Counsel may handle, at her discretion, any communication that can be described as an “ordinary business matter.” Such matters include routine questions, complaints and comments that can be appropriately addressed by management, as well as routine invoices, bills, account statements and related communications that can be appropriately addressed by management.

Process for Nominating Potential Director Candidates

The Governance and Nominating Committee is responsible for screening potential director candidates and recommending qualified candidates to the full Board of Directors for nomination. The Governance and Nominating Committee will consider director candidates proposed by the Chief Executive Officer, by any director or by any stockholder. From time to time, the Governance and Nominating Committee also retains search firms to assist it in identifying and evaluating director nominees. In evaluating potential director candidates, the Governance and Nominating Committee seeks to present candidates to the Board of Directors who have distinguished records of leadership and success in their arena of activity and who will make substantial contributions to the Board of Directors. The Governance and Nominating Committee considers the qualifications listed in Hanesbrands’ Corporate Governance Guidelines, which include:

•	personal and professional ethics and integrity;

•	diversity among the existing Board members, including racial and ethnic background and gender;

•

specific business experience and competence, including whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company and whether the candidate has served in policy-making roles in business, government, education or other areas that are relevant to Hanesbrands’ global activities;

•	financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements;

•	the ability to represent the Hanesbrands stockholders as a whole;

•	professional and personal accomplishments, including involvement in civic and charitable activities;

•	experience with enterprise level risk management;

•	educational background; and

•	whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board of Directors.

Although we do not have a standalone policy regarding diversity in the nomination process, as noted above, diversity is one of the criteria that our Corporate Governance Guidelines require that our Governance and Nominating Committee consider in identifying and evaluating director nominees. In applying this criteria, the Governance and Nominating Committee and the Board consider diversity to also include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to an active, effective Board. The Governance and Nominating Committee evaluates the effectiveness of its activities under this policy through its annual review of Board composition, which considers whether the current composition of the Board adequately reflects the balance of qualifications discussed above, including diversity, prior to recommending nominees for election. In this regard, the Board believes that its efforts have been effective based on the current composition of the Board.

Any recommendation submitted by a stockholder to the Governance and Nominating Committee should include information relating to each of the qualifications outlined above concerning the potential candidate along with other information required by our bylaws. The Governance and Nominating Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. Stockholders who want to nominate a director for consideration at next year’s annual meeting should refer to the procedures described in “Stockholder Proposals for Next Annual Meeting” on page 57.

Executive Succession Planning

On an annual basis, our Board plans for succession to the position of Chief Executive Officer, as well as to certain other senior management positions. To assist the Board, our Chief Executive Officer annually provides the Board with an assessment of executives holding those senior management positions and of their potential to succeed him. The Chief Executive Officer also provides the Board with an assessment of persons considered potential successors to those senior managers. The Board considers that information and their own impressions of senior management performance in planning for succession in key positions.

Code of Ethics

Our Global Code of Conduct, which serves as our code of ethics, applies to all directors and officers and other employees of our company and its subsidiaries. Any waiver of applicable requirements in the Global Code of Conduct that is granted to any of our directors, to our principal executive officer, to any of our senior financial officers (including our principal financial officer, principal accounting officer or controller) or to any other person who is an executive officer of Hanesbrands requires the approval of the Audit Committee. Any waiver of or amendment to the Global Code of Conduct will be disclosed on our corporate website, www.hanesbrands.com, on the “Investors” page, or in a Current Report on Form 8-K.

Copies of Our Corporate Governance Documents

Copies of the written charters for the Audit Committee, Compensation Committee and Governance and Nominating Committee, as well as our Corporate Governance Guidelines, Global Code of Conduct and other corporate governance information are available on our corporate website, www.hanesbrands.com, on the “Investors” page under the link “Corporate Governance.”

Audit Committee Matters

Audit Committee Report

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that Hanesbrands specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Each of the members of our Audit Committee, which was established in accordance with Section 3(a)(58) of the Exchange Act, meets the standards of independence applicable to audit committee members under applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Audit Committee assists the Board of Directors in oversight of the integrity of the financial statements, financial reporting process and systems of internal accounting and financial controls of Hanesbrands Inc., a Maryland corporation (“Hanesbrands”), Hanesbrands’ compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of Hanesbrands’ internal audit function and independent auditors. The Audit Committee operates under a written charter, a copy of which is available on our corporate website, www.hanesbrands.com, on the “Investors” page under the link “Corporate Governance.”

Management is primarily responsible for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Audit Committee-appointed independent registered public accounting firm for the fiscal year ended December 31, 2011, is responsible for expressing an opinion on the conformity of Hanesbrands’ audited financial statements with accounting principles generally accepted in the United States of America. In addition, PricewaterhouseCoopers expresses its opinion on the effectiveness of Hanesbrands’ internal control over financial reporting.

In this context, the Audit Committee reviewed and discussed with management and PricewaterhouseCoopers the audited financial statements for the fiscal year ended December 31, 2011, management’s assessment of the effectiveness of Hanesbrands’ internal control over financial reporting and PricewaterhouseCoopers’ evaluation of Hanesbrands’ internal control over financial reporting. The Audit Committee met six times (including telephone meetings) during the fiscal year ended December 31, 2011. The Audit Committee has discussed with PricewaterhouseCoopers the matters that are required to be discussed by AU Section 380 (Communication With Audit Committees), as modified or supplemented. In addition, the Audit Committee has discussed various matters with PricewaterhouseCoopers related to Hanesbrands’ financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between PricewaterhouseCoopers and management. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers required by Public Company Accounting Oversight Board Rule No. 3526 (Communications with Audit Committees Concerning Independence) and has discussed with PricewaterhouseCoopers its independence from Hanesbrands and its management. In addition, the Audit Committee has received written material addressing PricewaterhouseCoopers’ internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Audit Committee understands the need for PricewaterhouseCoopers to maintain objectivity and independence in its audit of our financial statements and internal control over financial reporting. The Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm.

Based on the considerations referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended December 31, 2011 be included in our Annual Report on Form 10-K for 2011 and selected PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 29, 2012.

By the members of the

Audit Committee consisting of:

Ronald L. Nelson (Chair)

Bobby J. Griffin

Jessica T. Mathews

Ann E. Ziegler

Auditor Fees and Services

The following table sets forth the fees billed to us by PricewaterhouseCoopers for services in the fiscal years ended December 31, 2011 and January 1, 2011:

	Fiscal Year Ended December 31, 2011	Fiscal Year Ended January 1, 2011
Audit fees	$2,606,000	$2,333,700
Audit-related fees	23,800	18,600
Tax fees	306,000	225,300
All other fees	216,600	—

Total fees	$3,152,400	$2,577,600

In the above table, in accordance with applicable Securities and Exchange Commission rules, “Audit fees” include fees billed for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q, fees billed for services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, fees related to services rendered in connection with securities offerings and fees for the audit of our internal control over financial reporting and consultations concerning financial accounting and reporting standards.

“Audit-related fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit fees.” For the fiscal years ended December 31, 2011 and January 1, 2011, these fees primarily relate to attestation services rendered in connection with regulatory filings in certain foreign jurisdictions and various other services.

“Tax fees” for the fiscal years ended December 31, 2011 and January 1, 2011 include consultation, preparation and compliance services for domestic and certain foreign jurisdictions.

“All other fees” for the fiscal year ended December 31, 2011 include fees primarily for services related to healthcare strategies and predictive modeling for our employee health benefits program.

Pre-Approval of Audit Services

Our Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year. The independent registered public accounting firm also submits an audit services fee proposal, which is approved by the Audit Committee before the audit commences. The Audit Committee may delegate the authority to pre-approve audit and non-audit engagements and the related fees and terms with the independent auditors to one or more designated members of the Audit Committee, as long as any decision made pursuant to such delegation is presented to the Audit Committee at its next regularly scheduled meeting. All audit and permissible non-audit services provided by PricewaterhouseCoopers to Hanesbrands during our past three fiscal years were pre-approved by the Audit Committee.

DIRECTOR COMPENSATION

Annual Compensation

In 2011, we compensated each non-employee director for service on our Board of Directors as follows:

•	an annual cash retainer of $80,000, paid in quarterly installments;

•

an additional annual cash retainer of $20,000 for the chair of the Audit Committee (currently, Mr. Nelson), $15,000 for the chair of the Compensation Committee (currently, Mr. Schindler) and $15,000 for the chair of the Governance and Nominating Committee (currently, Mr. Johnson);

•	an additional annual cash retainer of $5,000 for each member of the Audit Committee other than the chair (currently, Mr. Griffin, Ms. Mathews and Ms. Ziegler);

•	an additional annual cash retainer of $20,000 for the Lead Director (currently, Mr. Mulcahy);

•	an annual grant of restricted stock units with a grant date fair value of approximately $120,000, payable upon vesting in whole shares of Hanesbrands common stock; and

•	reimbursement of customary expenses for attending Board, committee and stockholder meetings.

Directors who are also our employees receive no additional compensation for serving as a director.

The following table summarizes the compensation paid to our non-employee directors for the fiscal year ended December 31, 2011.

Director Compensation — 2011

Name	Fees Earned or Paid in Cash($)(1)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)	All Other Compensation($)	Total($)
J. Patrick Mulcahy	$100,000		$119,995	—	—	—	—	$219,995
Ronald L. Nelson	100,000		119,995	—	—	—	—	219,995
James C. Johnson	95,000		119,995	—	—	—	—	214,995
Andrew J. Schindler	95,000		119,995	—	—	—	—	214,995
Bobby J. Griffin	85,000		119,995	—	—	—	—	204,995
Jessica T. Mathews	85,000		119,995	—	—	—	—	204,995
Lee A. Chaden	80,000		119,995	—	—	—	—	199,995
Ann E. Ziegler	10,000	(6)	119,995	—	—	—	—	129,995

(1)	Amounts shown include deferrals to the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan, or the “Director Deferred Compensation Plan.”

(2)	The dollar values shown reflect the aggregate grant date fair value of awards during 2011, computed in accordance with Topic 718 of the FASB Accounting Standards Codification. The assumptions we used in valuing these awards are described in Note 4, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(3)	Amounts shown represent the grant date fair value of the annual grant of restricted stock units which was made on December 6, 2011 to each director. Equity awards are approved as a dollar amount, which on the grant date is converted into a specific whole number of restricted stock units. These restricted stock units vest on the one-year anniversary of the grant date and are payable immediately upon vesting in shares of our common stock on a one-for-one basis. The number of restricted stock units held by each non-employee director as of December 31, 2011 was 5,128.

(4)	As of December 31, 2011:

•

Mr. Chaden held (i) stock options to purchase 168,239 shares of common stock at an exercise price of $22.37 per share, which are fully vested and expire on September 26, 2016, (ii) stock options to purchase 95,690 shares of common stock at an exercise price of $25.10 per share, which are fully vested and expire on February 5, 2017 (all of the foregoing options were granted to Mr. Chaden prior to December 29, 2007, when he ceased serving as our Executive Chairman) and (iii) stock options to purchase 13,619 shares of common stock at an exercise price of $14.28 per share, which are fully vested and expire on December 9, 2018;

•

Mr. Griffin held (i) stock options to purchase 10,684 shares of common stock at an exercise price of $25.10 per share, which are fully vested and expire on February 5, 2017 and (ii) stock options to purchase 11,792 shares of common stock at an exercise price of $25.10 per share, which are fully vested and expire on February 4, 2018; and

•	Ms. Ziegler held stock options to purchase 5,643 shares of common stock at an exercise price of $27.16 per share, which are fully vested and expire on December 6, 2020.

No other non-employee director holds stock options.

(5)	Our non-employee directors may defer receipt of their entire annual retainer and any additional cash retainers into the Director Deferred Compensation Plan. In addition, our directors may defer receipt of equity awards at vesting into the Director Deferred Compensation Plan. The Director Deferred Compensation Plan does not provide for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules.

(6)	In lieu of receiving $75,000 of her total annual cash retainer of $85,000 for 2011, Ms. Ziegler elected to receive options to purchase 5,643 shares of Hanesbrands common stock with an aggregate value on the grant date, determined based on a Black-Scholes option-pricing model, equal to $74,995. These options were granted on December 6, 2010 and were reflected in the proxy statement for our 2011 Annual Meeting of Stockholders detailing Ms. Ziegler’s compensation for 2010. Because Ms. Ziegler made her election prior to the time the Board of Directors determined to increase the annual cash retainer for service on our Board of Directors from $70,000 to $80,000, the incremental $10,000 amount was paid to Ms. Ziegler in cash.

In December 2011, after reviewing information about the compensation paid to non-employee directors at our benchmark companies (our benchmark companies are discussed below in “How the Compensation Committee uses Advisors and Benchmarking”), the Compensation Committee recommended, and the Board of Directors approved, no change to the amount of the annual cash retainer, but an increase in the annual grant of restricted stock units from a targeted grant date fair value of $110,000 to $120,000. These restricted stock units were granted on December 6, 2011 and are reflected in the non-employee directors’ compensation for 2011. In addition, in connection with eliminating stock options from the 2012 long-term incentive awards for our named executive officers, our Board of Directors determined that non-employee directors will no longer be eligible to elect to receive any portion of their annual cash retainer in the form of options to purchase shares of Hanesbrands common stock unless and until the Board specifically authorizes such election in the future.

Director Deferred Compensation Plan

Under the Director Deferred Compensation Plan, a nonqualified, unfunded deferred compensation plan, our non-employee directors may defer receipt of all (but not less than all) of their cash retainers. At the election of the director, amounts deferred under the Director Deferred Compensation Plan will (i) earn a return equivalent to the return on an investment in an interest-bearing account earning interest based on the Federal Reserve’s published rate for five-year constant maturity Treasury notes at the beginning of the calendar year, which was 2.02% for 2011 and will be 0.89% for 2012, or (ii) be deemed to be invested in a stock equivalent account and earn a return based on our stock price. Receipt of awards of restricted stock or restricted stock units to non-employee directors may also be deferred under the Director Deferred Compensation Plan and invested in the stock equivalent account. The amount payable to participants will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the Director Deferred Compensation Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death; however, neither participants nor their beneficiaries may transfer any right or interest in the Director Deferred Compensation Plan.

Director Stock Ownership and Retention Guidelines

We believe that our directors who are not employees of Hanesbrands should have significant ownership stakes in Hanesbrands. Our non-employee directors receive a substantial portion of their compensation in the form of restricted stock units and also may elect to defer receipt of such amounts under the Director Deferred Compensation Plan and have such deferred amounts deemed invested in a stock equivalent account. To promote such equity ownership and further align the interests of these directors with our stockholders, we have adopted stock ownership and retention guidelines for our non-employee directors. A non-employee director may not dispose of any shares of our common stock until such director holds shares of common stock with a value equal to at least five times the current annual equity retainer, and may then only dispose of shares in excess of those with that value. In addition to shares directly held by a non-employee director, shares held for such director in the Director Deferred Compensation Plan (including hypothetical share equivalents held in that plan) will be counted for purposes of determining whether the ownership requirements are met. The Compensation Committee reviewed the ownership requirements during the fiscal year ended December 31, 2011 and determined not to make any changes to those requirements.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Report of Compensation Committee on Executive Compensation

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that Hanesbrands specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Mr. Schindler was the Chair and Mr. Johnson and Mr. Mulcahy served as members of the Compensation Committee during the fiscal year ended December 31, 2011. The Compensation Committee was at all times during the fiscal year ended December 31, 2011 comprised solely of non-employee directors each of whom was: (i) independent as defined under New York Stock Exchange listing standards, (ii) a non-employee director for purposes of Rule 16b-3 under the Exchange Act and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code, as amended.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Respectfully submitted,

Andrew J. Schindler, Chair

James C. Johnson

J. Patrick Mulcahy

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Schindler, Mr. Johnson and Mr. Mulcahy, and no other directors served on the Compensation Committee during the fiscal year ended December 31, 2011. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This compensation discussion and analysis provides information about our compensation objectives and principles for our principal executive officer, all persons who served as our principal financial officer in 2011 and our three other most highly compensated executive officers, who for the fiscal year ended December 31, 2011 were Richard A. Noll, our Chairman and Chief Executive Officer, Richard D. Moss, our Chief Financial Officer, E. Lee Wyatt, Jr., our former Chief Financial Officer, Dale W. Boyles, our former Interim Chief Financial Officer, Gerald W. Evans Jr., our Co-Chief Operating Officer, William J. Nictakis, our Co-Chief Operating Officer, and Kevin W. Oliver, our Chief Human Resources Officer. Also, we have voluntarily included information about Joia M. Johnson, our Chief Legal Officer, General Counsel and Corporate Secretary, so that we are providing information about each member of our senior executive management team. We collectively refer to Mr. Noll, Mr. Moss, Mr. Wyatt, Mr. Boyles, Mr. Evans, Mr. Nictakis, Mr. Oliver and Ms. Johnson as our “named executive officers.” We believe that such additional disclosure is helpful for stockholders because it provides complete visibility into the Compensation Committee’s compensation decisions for all executives at this important management level. Our compensation discussion and analysis also contains analysis about how and why significant compensation decisions were made, and places in context the information contained in the tables that follow this discussion.

Despite a difficult economic environment, Hanesbrands reported earnings per share of $2.69 and sales of $4.637 billion for 2011, which represented growth over 2010 earnings per share of 24.5% and growth over 2010 sales of 7.2%. Our financial performance along with the individual performance of our named executive officers served as key factors in determining compensation for 2011, including as follows:

•

Earnings per share growth and sales growth were the key metrics for our named executive officers’ annual cash incentive awards for 2011. These metrics provide for a balanced approach to measuring annual performance and tie our named executive officers’ compensation directly to Hanesbrands’ growth and long-term profitability. Hanesbrands’ earnings per share growth and sales growth performance exceeded the target performance levels established by our Compensation Committee for 2011 and, accordingly, bonuses were paid to our named executive officers as more fully described under “Annual Incentive Compensation (AIP).”

•

For 2011, the Compensation Committee determined to increase the targeted cash compensation of our named executive officers (other than Mr. Boyles and Mr. Moss) by approximately 4% to offset the elimination of the car allowance we ceased providing in 2011, which was equal to 4% of each officer’s base salary. In light of the positioning of Hanesbrands’ salaries for the named executive officers as compared to similarly situated executives in benchmark group, and the fact that the Total Targeted Direct Compensation (“TTDC”) opportunity of each of Mr. Evans and Mr. Nictakis had not changed in three years, the Compensation Committee also determined to increase the base salaries of Mr. Evans and Mr. Nictakis by approximately 10%.

•

The Compensation Committee increased the percentage of long-term incentive compensation tied to our company’s performance, and in 2011, the portion of each named executive officer’s long-term incentive awards tied to our company’s performance increased from 20% to 40%, with a corresponding decrease to the portion of the named executive officer’s long-term incentive compensation allocated to stock options. The change was made to enhance the linkage between company operating performance and named executive officer compensation.

Highlights of our executive officer compensation program and policies are as follows:

•

To motivate our executive officers and align their interests with those of our stockholders, we provide annual incentives designed to reward our executive officers for the attainment of short-term goals, and long-term incentives designed to reward them for increases in stockholder value over time.

•

Performance-based compensation represents 50% and 40% of our named executive officers’ targeted long-term incentive compensation for 2012 and 2011, respectively. For 2012, we suspended the use of stock options as an element of long-term incentive compensation in favor of increasing the portion of long-term incentive compensation allocated to performance-based awards.

•

Our compensation program provides the greatest pay opportunity for executives who demonstrate exceptional performance for sustained periods of time. This emphasis on consistent performance affects our selection of performance-based measures and targets, which tend to be more gradual than in a framework that is focused solely or largely on current-year performance. Our performance-based compensation opportunities are determined with the prior year’s award or grant serving as an initial basis for consideration. After an assessment of a named executive’s past performance, and expected future contribution to the company’s results, as well as the performance of any business or function he or she leads, the Compensation Committee uses its judgment in determining the amount of performance-based award opportunity and the resulting percentage change from the prior year.

•

We maintain an equity retention policy that generally requires all Hanesbrands senior executives, including our named executive officers, to retain 100% of the net after-tax shares of Hanesbrands stock received through the exercise of options or the vesting of restricted stock units or other equity awards granted after December 1, 2010 for at least one year from the date of exercise or vesting.

•

We have adopted robust stock ownership guidelines that more closely align executives’ interests with those of stockholders. Until the guidelines for stock ownership are met, an executive is required to retain 50% of any shares received (on a net after-tax basis) under our equity-based compensation plans. In 2010, we amended these guidelines to increase the stock ownership levels expected of Hanesbrands’ Chief Executive Officer from four times to six times his base salary.

•

The Omnibus Incentive Plan provides that equity awards made to our executive officers, including our named executive officers, fully vest over a period of not less than three years and prohibits, in addition to repricing of stock options and stock appreciation rights, cash buyouts of such awards. We also intend to eliminate share recycling under the Omnibus Incentive Plan when it is next presented to the stockholders for approval.

•

Payments made to Hanesbrands employees, including our named executive officers, under the Omnibus Incentive Plan and the AIP are subject to recoupment by Hanesbrands where such payments were predicated upon achieving certain financial results that were subsequently subject to restatement.

•

We have eliminated virtually all of the limited perquisites for our named executive officers, including financial planning and country club memberships, and we do not provide tax gross-ups with respect to perquisites, other than personal income taxes due on relocation reimbursements.

•	Beginning in 2011, we eliminated excise tax gross-ups with respect to severance or change-in-control agreements for new executive officers.

Objectives and Principles of Our Executive Compensation Program

Objectives

Our executive compensation program supports the objectives of the Hanesbrands executive compensation philosophy, which are to attract, retain and motivate the executive team to support the attainment of our business strategy and operating imperatives, as well as to guide the design and administration of the executive compensation and benefit plans.

Applicability

The executive compensation philosophy applies to senior leaders and key executive talent who directly impact the strategic direction and operating results of Hanesbrands: specifically the Chief Executive Officer, the other named executive officers, and all other “executive officers” for the purposes of Section 16 under the Exchange Act.

Principles

The guiding principles underlying our executive compensation philosophy are to align senior management and stockholder interests in a simple, quantifiable and unifying manner.

More specifically:

•	Balance annual and long-term business objectives, using an appropriate mix of cash and equity

•	Emphasize a “pay-for-results” culture, establishing a link between a substantial percent of an executive’s compensation and stockholders’ value growth

•	Effectively manage the cost of programs by delivering a meaningful portion of executive pay in variable, at-risk compensation

•	Provide a balanced total compensation program to ensure senior management is not encouraged to take unnecessary and excessive risks that may harm Hanesbrands

•	Require significant equity ownership of Hanesbrands’ stock by senior management

•	Limit the complexity of plans

•	Use quantifiable performance metrics that are easily calculated and easily understood

•	Reinforce teamwork and internal alignment

Peer Group

Hanesbrands compares its compensation to companies with whom it competes for talent, capital, consumers and customers. Peers used for competitive pay comparisons as determined by the Compensation Committee are similarly-sized public apparel companies and non-durable consumer industry companies.

Targeted Pay Posture

Senior management and the Compensation Committee use judgment when making compensation decisions and review executive pay from a holistic perspective, including reference to compensation peer group pay practices and norms, general industry pay levels as gathered from publicly-available survey sources, individual performance, tenure and importance to Hanesbrands and internal equity considerations.

The Compensation Committee uses TTDC, which refers to total base salary, AIP and long-term incentive plan (“LTIP”) compensation at the target level, as the major metric for benchmark comparisons. Executive pay is targeted between the market median and the top quartile to ensure engagement, motivation and retention, and the mix among base salary, AIP and LTIP is weighted to reward performance for above market median performance.

Benefits and perquisites, including pension plans and deferred compensation programs, are targeted at or below competitive median levels.

Authority

The Compensation Committee, advised by its compensation consultant, is responsible for overseeing and approving all elements of the compensation program for our executive officers, including the named executive officers. Hanesbrands’ senior management and human resources personnel are responsible for the design and administration of the executive compensation program. Beginning with 2012 compensation, the Chief Executive Officer’s compensation is approved by the independent members of the Board of Directors, upon the Compensation Committee’s recommendation.

Stock Ownership and Retention Guidelines

We believe that our executives should have significant ownership stakes in Hanesbrands. To promote such equity ownership and further align the economic interests of our executives with our stockholders, we have adopted stock ownership guidelines for our key executives, including our named executive officers. Our Chief Executive Officer is required to own Hanesbrands’ stock valued at six times his annual base salary; all other named executive officers are required to own Hanesbrands’ stock valued at three times the executive’s base salary. Until the requirements of the stock ownership guidelines are met, an executive is required to retain 50% of any shares received (on a net after-tax basis) under our equity-based compensation plans.

Our named executive officers and other key executives have a substantial portion of their incentive compensation paid in the form of our common stock. In addition to shares directly held by a key executive, shares held for such executive in the 401(k) Plan, the Hanesbrands Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) and the Hanesbrands Inc. Supplemental Employee Retirement Plan (the “SERP”), including hypothetical share equivalents held in the latter two plans, will be counted for purposes of determining whether the ownership requirements are met.

The Compensation Committee reviewed compliance with the stock ownership guidelines by our named executive officers as of December 2011 and determined that Mr. Noll had achieved an ownership percentage of approximately 134% of the required number of shares set forth in the guidelines and that each of the named executive officers other than Mr. Moss had achieved ownership of between approximately 104% and 148% of the required number of shares set forth in the guidelines. Mr. Moss, who was appointed as our Chief Financial Officer in October 2011, currently owns Hanesbrands’ stock valued at approximately 49% of his base salary.

The Compensation Committee has also implemented a policy whereby all employees of our company, including our named executive officers, are required to hold any net shares of Hanesbrands stock that they receive through the exercise of stock options or the vesting or lapse of restrictions on restricted stock units or other equity awards, in case each which are granted on or after December 1, 2010, for at least one year from the date of exercising, vesting or lapse, as applicable. The requirement does not apply to any employee whose employment terminates or who becomes totally disabled (as defined under the appropriate disability benefit plan, if applicable). For purposes of this policy, “net shares” means the number of shares obtained by the executive less any shares sold by the executive to cover the exercise price and brokerage costs of exercising an option or withheld to cover applicable income tax and employment tax withholding requirements.

Prohibitions on Hedging and Other Derivative Transactions

Under our insider trading policy, directors and executive officers, including our named executive officers, are required to clear in advance all transactions in Hanesbrands securities with Hanesbrands’ legal department. Further, no director, executive officer or other employee of Hanesbrands is permitted to engage in “short sales” or “sales against the box” or trade in puts, calls or other options on our securities. This policy also applies to shares subject to the one-year holding period described above. These provisions are part of our overall program to prevent any Hanesbrands directors, officers or employees from trading on material non-public information.

How the Compensation Committee uses Advisors and Benchmarking

The Compensation Committee is responsible for overseeing and approving all elements of the executive compensation program for executive officers, including our named executive officers. Beginning with 2012 compensation, the Chief Executive Officer’s compensation is approved by the independent members of the Board of Directors, upon the Compensation Committee’s recommendation. The Compensation Committee has the authority to retain an independent executive compensation consultant to assist in the evaluation of compensation for our executive officers and to help ensure the objectivity and appropriateness of the actions of the Compensation Committee. The Compensation Committee has the sole authority to retain, at our expense, and terminate any such consultant, including the sole authority to approve such consultant’s fees and other terms of engagement. Frederic W. Cook & Co., or the “Cook firm,” serves as the Compensation Committee’s executive compensation consultant. The Cook firm assists in the development of compensation programs for our executive officers and our non-employee directors by providing information about compensation by our benchmark companies (which are described below), relevant market trend data, information on current issues in the regulatory environment, recommendations for program design and best practices and corporate governance guidance. The Cook firm does not provide any other services to Hanesbrands, and this independence was an important factor in the Compensation Committee’s selection of the Cook firm.

As noted above, one objective of our compensation program is to attract, retain and motivate the executive team to support the attainment of our business strategy and operating imperatives. We compare our compensation to that of companies with whom we compete for talent, capital, consumers and customers. Peers used for competitive pay comparisons as determined by the Compensation Committee will be similarly-sized public apparel companies, only supplemented by general consumer industry companies if too few apparel benchmarks exist. One of the ways in which the Cook firm assists the Compensation Committee is by providing information about compensation programs offered by the companies in our benchmark group. Our benchmark group, which was identified and selected with the assistance of the Cook firm, currently consists of nine similarly-sized public apparel companies, as well as 10 general consumer industry companies selected for purposes of validation because of the relatively small number of apparel benchmark companies. Hanesbrands’ annual revenue is similar to the median revenue of the benchmark companies.

Our primary apparel peer companies are Limited Brands, Inc., V.F. Corporation, Jones Apparel Group, Inc., Collective Brands, Inc., Liz Claiborne, Inc., Phillips-Van Heusen Corporation, The Warnaco Group, Inc., Quiksilver, Inc. and Carter’s, Inc. The validation peer companies are Fortune Brands, Inc., Newell Rubbermaid Inc., The Clorox Company, Mattel, Inc., The Hershey Company, Jarden Corporation, Hasbro, Inc., Energizer Holdings, Inc., Del Monte Foods Company and Stanley Black & Decker, Inc. During 2011, the Compensation Committee considered the composition of our benchmark group and determined not to make changes to the group.

To determine what constitutes a “competitive” compensation package, the Compensation Committee generally considers TTDC, as well as the allocation among those elements of compensation, at benchmarks determined by market rates of compensation paid by our benchmark companies. Executive pay is targeted between the market median and the top quartile to ensure engagement, motivation and retention.

Details Regarding the Elements of Executive Compensation

The compensation packages we offer our named executive officers consist of the following elements, each of which is described in greater detail below:

•	base salary;

•	AIP;

•	LTIP, including performance stock and cash awards (“PSCAs”), time-based restricted stock unit awards, and for years prior to 2012, stock option awards;

•	post-employment compensation; and

•	other compensation.

The mix of elements that we offer is intended to further our goals of: balancing annual and long-term business objectives, using an appropriate mix of cash and equity, emphasizing a “pay-for-results” culture, establishing a link between a substantial percent of an executive’s compensation and stockholders’ value growth, effectively managing the cost of programs by delivering a meaningful portion of executive pay in variable, at-risk compensation and providing a balanced total compensation program to ensure senior management is not encouraged to take unnecessary and excessive risks that may harm our company.

The table below shows base salary, AIP and cash and equity LTIP compensation at the target level for each of Mr. Noll, Mr. Moss, Mr. Evans, Mr. Nictakis, Mr. Oliver and Ms. Johnson for 2012, 2011 and 2010. This table presents information that is supplemental to, and should not be considered a substitute for, the information contained in the Summary Compensation Table which appears below under “Summary of Compensation.” This table is not required by Securities and Exchange Commission rules, and we have chosen to include it to help investors better understand the TTDC levels of our named executive officers for the two most recent years reflected in our Summary Compensation Table and for the current year. Information for Mr. Moss is provided only for 2012 because that was the first full fiscal year for which he was deemed a named executive officer. No information is provided for Mr. Wyatt or Mr. Boyles because they ceased serving as executive officers during 2011.

Total Target Direct Compensation

		Annual Compensation at Target				LTIP Compensation
Name	Year	Base Salary/% of Value of Total Target Direct Compensation		AIP at Target/% of Value of Total Target Direct Compensation		Value at Target of LTIP Cash Compensation/% of Value of Total Target Direct Compensation		Value at Target of LTIP Equity Compensation/% of Value of Total Target Direct Compensation		Value of Total Target Direct Compensation
Richard A. Noll	2012	$1,100,000	13.8%	$1,650,000	20.6%	$1,050,000	13.1%	$4,200,000	52.5%	$8,000,000
	2011	1,016,000	14.2	1,524,000	21.3	920,000	12.9	3,680,000	51.5	7,140,000
	2010	1,000,000	14.1	1,500,000	21.1	920,000	13.0	3,680,000	51.8	7,100,000

Richard D. Moss.	2012	450,000	22.2	450,000	22.2	225,000	11.1	900,000	44.4	2,025,000

Gerald W. Evans Jr.	2012	725,000	25.0	725,000	25.0	290,000	10.0	1,160,000	40.0	2,900,000
	2011	657,000	25.0	657,000	25.0	262,400	10.0	1,049,600	40.0	2,626,000
	2010	600,000	25.0	600,000	25.0	240,000	10.0	960,000	40.0	2,400,000

William J. Nictakis	2012	725,000	25.0	725,000	25.0	290,000	10.0	1,160,000	40.0	2,900,000
	2011	657,000	25.0	657,000	25.0	262,400	10.0	1,049,600	40.0	2,626,000
	2010	600,000	25.0	600,000	25.0	240,000	10.0	960,000	40.0	2,400,000

Kevin W. Oliver	2012	435,000	25.0	435,000	25.0	174,000	10.0	696,000	40.0	1,740,000
	2011	379,000	25.0	379,000	25.0	151,400	10.0	605,600	40.0	1,515,000
	2010	375,000	25.0	375,000	25.0	150,000	10.0	600,000	40.0	1,500,000

Joia M. Johnson	2012	435,000	25.0	435,000	25.0	174,000	10.0	696,000	40.0	1,740,000
	2011	379,000	25.0	379,000	25.0	151,400	10.0	605,600	40.0	1,515,000
	2010	375,000	25.0	375,000	25.0	150,000	10.0	600,000	40.0	1,500,000

Measures and Targets for our Compensation Program

A significant portion of the compensation that our named executive officers may earn is subject to the achievement of performance targets. This is consistent with our goals of emphasizing a “pay-for-results” culture, establishing a link between a substantial percent of an executive’s compensation and stockholders’ value growth, and effectively managing the cost of programs by delivering a meaningful portion of executive pay in variable, at-risk compensation. We believe that the performance of individual officers is best viewed through their contributions to our company’s performance as reflected by achievement of annual performance targets that are considered to be drivers of long-term stockholder value. We use quantifiable performance metrics that are easily calculated and easily understood and that reinforce teamwork and internal alignment.

For 2011 and 2012, the elements of our program subject to the achievement of performance targets include:

•	the amount that could be earned under the AIP; and

•	the PSCA portion of LTIP compensation, which for 2011 was payable 50% in cash and 50% in stock and for 2012 is payable 40% in cash and 60% in stock.

For both 2011 and 2012, the measures and targets were the same for all elements of our program that are subject to the achievement of performance targets (although, as described below, an additional measure was added for 2012). Executive officers are paid incentive compensation equal to 100% of the targeted amount for performance at the target level and 200% of the targeted amount for performance at or above the maximum level. In 2011, no opportunity existed for performance at or below a threshold level. However, in light of the positioning of Hanesbrands’ incentive compensation opportunities for our named executive officers as compared to similarly situated executives in the benchmark group, the Compensation Committee determined that in 2012, our named executive officers will have the opportunity to receive 10% of their targeted incentive compensation at a threshold level of performance. No incentive compensation is payable if performance is below the threshold level, but, as was the case for 2011 compensation, incentive compensation is payable on a proportional basis for performance between the threshold level and the target level, as well as between the target level and the maximum level.

The Compensation Committee selected measures and targets that have generally remained constant from year to year and that it considers to be key performance drivers that are most important to our stockholders, supplementing those measures and targets as from time to time as the Compensation Committee deems necessary. Where the measures used by the Compensation Committee have remained constant over multiple years, the Compensation Committee has set target levels that require year over year improvement in performance in order for the targets to be met. Improved performance was also encouraged by setting the targets well above Hanesbrands’ historic performance levels. The amounts earned by our named executive officers under the performance-based elements of our compensation program were based solely on Hanesbrands’ performance against the pre-established measures and targets. The Compensation Committee believes these measures and targets incent our named executive officers to achieve profitable business growth and create an incentive compensation program that rewards for continuous improvement and aligns most closely with growth in stockholder value.

2011 Measures and Targets.    For 2011, the performance measures for the elements of our executive compensation program subject to the achievement of performance targets were earnings per share growth and sales growth, weighted at 75% and 25%, respectively. The earnings per share growth and sales growth targets for 2011 were tied to our long-term growth objectives for these measures. In selecting earnings per share growth and sales growth as performance measures for our named executive officers in 2011, the Compensation Committee felt that these measures were effective tools for aligning the performance of these officers with stockholder value, as they incorporate aspects of growth, profitability and capital efficiency. The Compensation Committee weighted earnings per share more heavily than sales to further align senior management and stockholder interests.

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Earnings per share growth of 15% for 2011 would result in the named executive officers being eligible for the portion of their performance-based compensation attributable to earnings per share growth at the target level, while earnings per share growth of 25% for 2011 would result in the named executive officers being eligible for the portion of their performance-based compensation attributable to earnings per share growth at the maximum level. The threshold level of earnings per share growth was set at 5%.

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Sales growth of 3% for 2011 would result in the named executive officers being eligible for the portion of their performance-based compensation attributable to sales growth at the target level, while sales growth of 6% for 2011 would result in the named executive officers being eligible for the portion of their performance-based compensation attributable to sales growth at the maximum level. The threshold level of sales growth was set at 0%.

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Earnings per share growth for 2011 was determined by considering any increase in our earnings per share on an excluding actions basis (i.e., exclusive of extraordinary, non-recurring events) for the fiscal year ended December 31, 2011 as compared to earnings per share on an excluding actions basis for the fiscal year ended January 1, 2011. Hanesbrands reported earnings per share of $2.69 and sales of $4.637 billion for the fiscal year ended December 31, 2011, which represented year-over-year growth of 24.5% and 7.2%, respectively. As a result of this performance, our named executive officers earned 196.26% of the target amount under the performance-based elements of their compensation.

2012 Measures and Targets.    For 2012, the performance measures for the elements of our executive compensation program subject to the achievement of performance targets include earnings per share growth, sales growth and free cash flow, weighted at 40%, 20% and 40%, respectively. In determining to retain earnings per share growth and sales growth as performance measures for our named executive officers in 2012, the Compensation Committee felt that these measures remained effective tools for aligning the performance of these officers with stockholder value by incorporating aspects of growth, profitability and capital efficiency. Like 2011, the Compensation Committee weighted earnings per share more heavily than sales to further align senior management and stockholder interests. The Compensation Committee determined to include free cash flow as an additional performance measure for 2012 because of the importance of free cash flow as a strategic focus for Hanesbrands and the ability of free cash flow growth to enhance stockholder value in numerous ways, including debt reduction and the ability to selectively pursue strategic acquisitions. The Committee defines “free cash flow” as cash flow from operations, less net cash used for capital expenditures.

Earnings per share growth of 8% for 2012 will result in the named executive officers being eligible for the portion of their performance-based compensation attributable to earnings per share growth at the target level, while earnings per share growth of 16% for 2012 will result in the named executive officers being eligible for the portion of their performance-based compensation attributable to earnings per share growth at the maximum level. If earnings per share for 2012 remain constant year over year, the named executive officers will be eligible for the portion of their performance-based compensation attributable to earnings per share growth at the threshold level. Sales growth of 3% for 2012 will result in the named executive officers being eligible for the portion of their performance-based compensation attributable to sales growth at the target level, while sales growth of 6% for 2012 will result in the named executive officers being eligible for the portion of their performance-based compensation attributable to sales growth at the maximum level. If sales for 2012 remain constant year over year, the named executive officers will be eligible for the portion of their performance-based compensation attributable to earnings per share growth at the threshold level. Free cash flow of $200 million for 2012 will result in the named executive officers being eligible for the portion of their performance-based compensation attributable to free cash flow at the target level, while free cash flow of $400 million for 2012 will result in the named executive officers being eligible for the portion of their performance-based compensation attributable to free cash flow at the maximum level. If free cash flow is not negative in 2012, the named executive officers will be eligible for the portion of their performance-based compensation attributable to free cash flow at the threshold level.

Base Salary

The base salaries for our named executive officers are determined based on their experience and the scope of their responsibilities, both on an individual basis and in relation to the experience and scope of responsibilities of other executives. The Compensation Committee also considers the practices of the companies in our benchmark group. These factors result in different compensation levels among the named executive officers. Base salaries are reviewed annually, and adjusted from time to time to reflect individual responsibilities, performance and experience, as well as market compensation levels.

For 2011, the Compensation Committee determined to increase the targeted cash compensation of our named executive officers (other than Mr. Boyles and Mr. Moss) by approximately 4% (including an increase in base salary of approximately 1%) to offset the elimination of the car allowance we ceased providing in 2011, which was equal to 4% of each officer’s base salary. The Compensation Committee also determined to increase the base salaries of Mr. Evans and Mr. Nictakis by approximately 10%. In making its decision, the Compensation Committee considered the practices of the companies in our benchmark group, and also considered that the TTDC of each of Mr. Evans and Mr. Nictakis had not changed in three years.

For 2012, the independent members of the Board of Directors determined, upon the recommendation of the Compensation Committee, to increase the base salary of Mr. Noll by approximately 8%, and the Compensation Committee determined to increase the base salaries of Mr. Evans and Mr. Nictakis by approximately 10% and increase the base salaries of Mr. Oliver and Ms. Johnson by approximately 15%. Consistent with our overall executive compensation philosophy, the base salary increases for Mr. Noll, Mr. Evans, Mr. Nictakis, Mr. Oliver and Ms. Johnson were intended to bring the TTDC of these named executive officers to a level equal to or slightly above the market median for similarly situated executives in our benchmark group.

Annual Incentive Compensation (AIP)

The AIP is designed to motivate performance and to advance the interests of Hanesbrands by linking a portion of annual compensation to the achievement of financial objectives and key performance indicators, while contributing to increased long-term stockholder value. The design of the AIP is intended to make it easy for participants to understand what company performance is required, consistent with our guiding principle of creating compensation goals and opportunities that are simple, quantifiable and unifying.

For 2011, the threshold, target and maximum levels of AIP opportunity that could be earned pursuant to the AIP were 0%, 150% and 300%, respectively, of base salary for Mr. Noll, and 0%, 100% and 200%, respectively, of base salary for our other named executive officers (other than Mr. Boyles, who, due to the interim nature of his position, retained the threshold, target and maximum level of AIP opportunity of 0%, 45% and 90% of base salary, respectively, that existed prior to his appointment as Interim Chief Financial Officer). The threshold, target and maximum levels remained unchanged from 2010. In addition, the 2011 AIP opportunity, expressed as a percentage of base salary, remained the same as for 2010 for each of our named executive officers at the threshold, target and maximum levels.

As discussed above in “Targets and Measures for our Compensation Program,” the measures for the AIP for 2011 were earnings per share growth and sales growth. As a result of Hanesbrands’ performance for the fiscal year ended December 31, 2011, each of our named executive officers received AIP payments at 196.26% of the target level.

As noted above, for 2012 the measures and targets for the AIP will be earnings per share growth, sales growth and free cash flow, weighted as 40%, 20% and 40%, respectively. In addition, the 2012 AIP opportunity, expressed as a percentage of base salary, will remain the same as for 2011 for each of our named executive officers at the threshold, target and maximum levels.

Long-Term Incentive Program (LTIP)

The Omnibus Incentive Plan permits the issuance of equity and cash incentive awards to our employees, non-employee directors and employees of our subsidiaries to promote the interests of our company and our stockholders. The Omnibus Incentive Plan is designed to promote these interests by providing such individuals with a proprietary interest in pursuing the long-term growth, profitability and financial success of our company and aligning employee interest with that of our stockholders. For 2011, the dollar value of Mr. Noll’s LTIP award was not changed from 2010. The dollar value of Mr. Noll’s LTIP award for 2012 was increased to bring his TTDC to a level equal to or slightly above the market median for similarly situated executives in our benchmark group. For 2011 and 2012, the values of the LTIP awards for each of the other named executive officers, as a percentage of such officer’s base salary, were not changed from 2010.

For 2011, three types of LTIP grants were awarded to our named executive officers:

•	stock options;

•	time-vested restricted stock units; and

•	PSCAs.

The performance measures and targets for the PSCAs are described above under “Targets and Measures for our Compensation Program.” Equity awards are approved as a dollar amount, which on the grant date is converted into a specific whole number of restricted stock units, stock options or other stock awards. The number of restricted stock units and other stock awards is determined by using the closing price of our common stock on the date of grant. The number of stock options is determined by a third party using a Black-Scholes option-pricing model, with the closing price of our common stock on the date of grant as one of the factors used. The exercise price of the stock options granted is the closing price of our common stock on the date of grant.

Subject to limited exceptions, stock options, stock appreciation rights, restricted stock and restricted stock units granted after December 1, 2010 vest over a period of at least three years, and no faster than on a pro rata basis over the vesting period. The Omnibus Plan prohibits repricing or cash buyouts of stock options and stock appreciation rights.

For 2012, we suspended the use of stock options as an element of long-term incentive compensation in favor of increasing the portion of long-term incentive compensation allocated to performance-based awards; accordingly, only PSCAs and time-vested restricted stock units were granted for 2012.

2011 LTIP Awards

Stock options granted for 2011 comprised 20% of the LTIP award for each named executive officer and vest 33%, 33% and 34% on the first anniversary, second anniversary and third anniversary, respectively, of the date of grant, conditioned on continued employment with Hanesbrands, with vesting in the event of a qualifying termination of employment for death, disability, retirement or involuntary termination or a change in control as determined at the time of grant. We believe stock options provide one way to align the interests of our employees with those of our stockholders, because the stock options, with exercise prices equal to the closing price of our common stock on the date of grant, have value only if our share price increases after the date of grant. The stock option awards made to these officers for 2011 were granted in December 2010; as a result, these awards were reflected in our “Grants of Plan-Based Award Table” for 2010 and the full grant date value of these awards is included for 2010 in the “Summary Compensation Table” below.

Restricted stock units granted for 2011 comprised 40% of the LTIP award for each named executive officer and vest 33%, 33% and 34% on the first anniversary, second anniversary and third anniversary, respectively, of the date of grant, conditioned on continued employment with Hanesbrands, with vesting in the event of a qualifying termination of employment for death, disability, retirement or involuntary termination or a change in control as determined at the time of grant. We believe that restricted stock units provide another way to align the interests of our employees with those of our stockholders because the value of this element of compensation increases or decreases with our stock price. The restricted stock unit awards made to these officers for 2011 were granted in December 2010; as a result, these awards were reflected in our “Grants of Plan-Based Award Table” for 2010 and the full grant date value of these awards is included for 2010 in the “Summary Compensation Table” below.

For 2011, the PSCA comprised 40% of the LTIP award for each named executive officer. Half of the value of the PSCA for 2011 consists of an award payable in cash and the other half consists of an award payable in stock. The performance measures and targets for PSCAs are described above under “Targets and Measures for our Compensation Program.” As discussed above in “Targets and Measures for our Compensation Program,” the measures for the PSCA for 2011 were earnings per share growth and sales growth.

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The cash portion of the PSCA will be paid after the end of a three-year performance period ending December 29, 2012. For each year of the three-year period, our company’s performance for that year will impact the amount that will be paid to each of our named executive officers after the end of the period. A target value was set for each award for the first year of the performance period at the time of grant, as well as a maximum value which is equal to 200% of the target value. Target values for subsequent years are to be determined immediately prior to or shortly after the beginning of the subsequent years during the period. The cash award for 2011 is the award for the second year of the three-year period. The amounts to be paid will be equal to the average of the actual achievement levels over the performance period multiplied by the sum of the target award values over the performance period. As a result of Hanesbrands’ performance for the fiscal year ended December 31, 2011, each of our named executive officers earned amounts under the PSCA equal to 196.26% of their target amounts. The amounts calculated for each named executive officer based on this performance are included in the “Summary Compensation Table” below, but no amounts will be paid until after the performance for each year in the performance period has been determined and the results are averaged as described above.

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The stock portion of the PSCA will vest three years after the grant date. The number of shares of common stock that will be received upon vesting of the stock award ranged from 0% to 200% of the number of units granted based on our company’s achievement in 2011 of certain performance targets. As a result of Hanesbrands’ performance for the fiscal year ended December 31, 2011, each of our named executive officers earned amounts under the stock portion of the PSCA equal to 196.26% of their target amounts.

2012 LTIP Awards

For 2012, the Compensation Committee increased the percentage of LTIP awards tied to our company’s performance. For 2012, the Compensation Committee eliminated the portion of the named executive officer’s

LTIP allocated to stock options, and increased each named executive officer’s LTIP award comprised of a PSCA from 40% to 50%, and also increased each named executive officer’s LTIP award comprised of restricted stock units from 40% to 50%. The Compensation Committee also decreased the portion of each named executive officer’s PSCA for 2012 payable in cash from 50% to 40% and increased the portion payable in stock from 50% to 60%. These changes were made to enhance the linkage between the Company’s performance and named executive officer compensation.

Forty percent of the value of the PSCA for 2012 consists of an award payable in cash and the other 60% consists of an award payable in stock. The cash portion of the PSCA will be paid after the third year of the cash portion of the program described above. The stock portion of the PSCA will vest three years after the grant date. For each PSCA, a target value was set for 2012, as well as a maximum value which is equal to 200% of the target value. The cash award is the award for the third year of the three-year period described above. The number of shares of common stock that will be received upon vesting of the stock award will range from 0% to 200% of the number of units granted based on our company’s achievement in 2012 of certain performance targets. The performance measures and targets for the PSCAs are described above under “Targets and Measures for our Compensation Program.”

Restricted stock units granted for 2012 comprised 50% of these officers’ LTIP award with the same vesting terms as the restricted stock units granted for 2011. The restricted stock unit awards made to these officers for 2012 were granted in December 2011; as a result, these awards are reflected in our “Grants of Plan-Based Awards in 2011” table below and the full grant date value of these awards is included for 2011 in the “Summary Compensation Table” below.

Post-Employment Compensation

Our named executive officers are eligible to receive post-employment compensation pursuant to the Hanesbrands Inc. Pension Plan, or the “Pension Plan,” and our defined contribution retirement program, which includes the 401(k) Plan and the SERP, and pursuant to Severance/Change in Control Agreements, or “Severance Agreements.” Each of these arrangements is discussed below.

Pension Plan

The Pension Plan is a defined benefit pension plan under which benefits have been frozen since December 31, 2005, intended to be qualified under Section 401(a) of the Internal Revenue Code, that provides the benefits that had accrued for any of our employees, including our named executive officers, as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. Because the Pension Plan is frozen, no additional employees became participants in the Pension Plan after December 31, 2005, and existing participants in the Pension Plan do not accrue any additional benefits after December 31, 2005.

Defined Contribution Retirement Program

Our defined contribution retirement program includes the 401(k) Plan and the SERP. Under the 401(k) Plan, our named executive officers and generally all full-time domestic exempt and non-exempt salaried employees may contribute a portion of their compensation to the plan on a pre-tax basis and receive a matching employer contribution of up to a possible maximum of 4% of their eligible compensation not in excess of certain dollar limits mandated by the Internal Revenue Code. In addition, we may make a discretionary employer contribution to exempt and non-exempt salaried employees of up to an additional 4% of their eligible compensation.

The SERP is a nonqualified supplemental retirement plan that provides two types of benefits that we refer to collectively as the “Defined Contribution Component” of the SERP.

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First, the SERP provides for employer contributions to employees whose compensation exceeds a threshold set by the Internal Revenue Service. Although, as described above, the 401(k) Plan provides for employer contributions to our named executive officers at the same percent of their eligible compensation as provided for all employees who participate in the 401(k) Plan, compensation and benefit limitations imposed on the 401(k) Plan by the Internal Revenue Code generally prevent us from making the entire amount of the employer contributions contemplated by the 401(k) Plan with respect to any employee whose compensation exceeds a threshold set by Internal Revenue Code provisions, which threshold was $245,000 for 2011 and is $250,000 for 2012. The SERP provides to those employees whose compensation exceeds this threshold, including our named executive officers, benefits that would be earned under the 401(k) Plan but for these limitations.

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Second, the SERP provided benefits consisting of transitional defined contribution credits for one to five years and ranging from 4% to 15% of eligible compensation to a broad group of executives in connection with our transition from providing both a defined benefit plan (as discussed above, the Pension Plan is frozen) and a defined contribution plan to providing only defined contribution plans, to mitigate the negative impact of that transition. The determination of the credits provided to an executive was based on the extent to which such executive was negatively impacted by the transition, including the executive’s age and years of service as an executive as of January 1, 2006. All transitional defined contribution credits ceased in 2010.

The SERP also provides benefits, which we refer to as the “Defined Benefit Component” of the SERP, consisting of those supplemental retirement benefits that had been accrued as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company.

As discussed below under “Nonqualified Deferred Compensation” and “Pension Benefits,” at the end of 2008, we provided all active participants in the SERP with an election to receive the accrued Defined Contribution Component and the accrued Defined Benefit Component, respectively, of their SERP benefit as of December 31, 2008 in the form of a lump sum payment in 2009 or 2010. Commencing January 1, 2009, we began distributing the vested portion of all SERP accruals directly to participants, including our named executive officers, in cash on an annual basis. Any unvested portions are credited to the employee’s SERP account and distributed to the employee upon vesting.

Severance Agreements

We have entered into Severance Agreements with all of our named executive officers, other than Mr. Boyles. The Severance Agreements provide these officers with benefits upon the involuntary termination of their employment other than for wrongful behavior or misconduct. The Severance Agreements also contain change-in-control benefits for these officers to help keep them focused on their work responsibilities during the uncertainty that accompanies a potential change in control, to provide benefits for a period of time after a change-in-control transaction, and to help us attract and retain key talent. We determined the levels of severance provided to these officers under the Severance Agreements by reference to market studies conducted prior to entering into the first Severance Agreements in connection with our spin off. We believe the levels of benefits offered by the Severance Agreements are appropriate and competitive. Compensation that could potentially be paid to our named executive officers pursuant to the Severance Agreements is described below in “Potential Payments upon Termination or Change in Control.” Each agreement continues in effect unless we give at least 18 months’ prior written notice that the agreement will not be renewed. In addition, if a change in control occurs during the term of the agreement, the agreement will automatically continue for two years after the end of the month in which the change in control occurs.

Other Compensation

Plans and Arrangements

Our named executive officers are eligible to participate in certain employee benefits plans and arrangements offered by our company. These include the Executive Deferred Compensation Plan, the Hanesbrands Inc. Executive Life Insurance Plan, or the “Life Insurance Plan,” and the Hanesbrands Inc. Executive Disability Plan, or the “Disability Plan.” Under the Executive Deferred Compensation Plan, a group of approximately 225 executives at the director level and above, including our named executive officers, may defer receipt of cash and equity compensation. We offer the Executive Deferred Compensation Plan because programs of its kind are offered by some of our benchmark companies.

The Life Insurance Plan provides life insurance benefits to a group of approximately 75 employees at the level of vice president or above, including our named executive officers, who contribute materially to the continued growth, development and future business success of Hanesbrands. The Life Insurance Plan, which includes both a death benefit and a cash value, provides life insurance coverage during active employment in an amount equal to three times annual base salary, and, depending on the performance of investments in the plan, may offer continuing coverage following retirement. The Life Insurance Plan also provides executives with the opportunity to make voluntary, after-tax contributions that may be allocated by the executive into a range of investment options.

The Disability Plan provides long-term disability benefits for persons employed by Hanesbrands and its subsidiaries as eligible executives. The Disability Plan provides disability coverage for a group of approximately 75 employees at the level of vice president and above, including our named executive officers. If an eligible employee becomes totally disabled, the program will provide a monthly disability benefit equal to 1/12 of the sum of (i) 75% of the employee’s annual base salary up to an amount not in excess of $500,000 and (ii) 50% of the three-year average of the employee’s annual short-term incentive payments up to an amount not in excess of $250,000. The maximum monthly disability benefit is $41,667 and is reduced by any disability benefits that an employee is entitled to receive under Social Security, workers’ compensation, a state compulsory disability law or another plan of Hanesbrands providing benefits for disability.

Perquisites

We have eliminated nearly all of the limited perquisites that we offered to our named executive officers in the past. For example, we terminated our car allowance program for our named executive officers beginning in 2011 (however, Mr. Moss received the allowance in 2011 during the period in which he was not a named executive officer, and Mr. Boyles received the allowance during all of 2011 due to the interim nature of his executive position).

Additional Benefits for Mr. Boyles

In connection with his appointment as Interim Chief Financial Officer, Mr. Boyles received a retention award with a value of $500,000, consisting of $300,000 in cash payable on August 1, 2012 and restricted stock units with a grant date value of $200,000 that will vest on the third anniversary of the grant date.

Additional Information

Role of the Chief Executive Officer in Setting the Compensation of Other Executive Officers

As noted above, our Compensation Committee, advised by their compensation consultant, is responsible for overseeing and approving the executive compensation program for executive officers, including our named executive officers (although, beginning with 2012 compensation, the Chief Executive Officer’s compensation is approved by the independent members of our Board of Directors upon the Compensation Committee’s recommendation). Our senior management and human resources personnel are responsible for the design and administration of the executive compensation program. At the direction of the Compensation Committee, our management has worked with the Cook firm to prepare information about the compensation of our executive officers. Our Chief Executive Officer uses this information to make recommendations to the Compensation Committee regarding compensation of these officers, other than the Chief Executive Officer, and the Cook firm provides guidance to the Compensation Committee about those recommendations. The Cook firm makes independent recommendations to the Compensation Committee regarding the compensation of our Chief Executive Officer without the foreknowledge of management. The Compensation Committee uses this information and considers these recommendations in making decisions about executive compensation for all of our executive officers. All decisions regarding compensation of executive officers (other than our Chief Executive Officer) are made solely by the Compensation Committee.

Tax Gross-Ups

We do not increase payments to any executive officer to cover non business-related personal income taxes, other than the personal income taxes due on relocation reimbursements.

Clawbacks and Recoupment

To further align the interests of employees with the interests of our stockholders and strengthen the link between total compensation and our company’s performance, under the Omnibus Incentive Plan the Compensation Committee may make retroactive adjustments to, and employees, including our named executive officers, would be required to reimburse the company for, any cash or equity-based incentive compensation paid to employees where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement if, as a result of the restatement, it is determined that the employees otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from the employees’ misconduct. While the foregoing decision is made in the discretion of the Compensation Committee, the Omnibus Incentive Plan provides that Hanesbrands shall, to the extent permitted by governing law, require reimbursement of any cash or equity-based incentive compensation paid to any executive officer where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement and (ii) in the view of the Compensation Committee the executive officer engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement. Payments made pursuant to the AIP are also subject to recoupment in the same circumstances as described above for the Omnibus Incentive Plan.

Tax Treatment of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain compensation paid to our Chief Executive Officer and our three other named executive officers, other than our Chief Financial Officer, with the highest total compensation. This provision disallows the deductibility of certain compensation in excess of $1 million per year unless it is considered performance-based compensation under the Internal Revenue Code. We have adopted policies and practices that are intended to take into account the maximum tax deduction possible under Section 162(m) of the Internal Revenue Code for our AIP payments, PSCAs and stock option awards; however, there can be no guarantee that the IRS will agree on the amount of those deductions. In addition, we may forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our stockholders. Time-vested restricted stock units are not deemed “performance based,” and therefore are not tax deductible if the value at vesting, in combination with other non-performance-based compensation such as salary, exceeds $1 million for an executive officer. For 2011, we expect that the following compensation will not be deductible: Mr. Noll, $2,644,574; Mr. Evans, $624,665; and Mr. Nictakis, $549,587.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A regarding non-qualified deferred compensation and the “golden parachute” provisions of Section 280G of the Internal Revenue Code. For example, we have attempted to structure the Severance Agreements so that they will not result in adverse tax consequences under Section 409A.

In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. In this regard, we consider the impact of applicable stock compensation accounting rules, which determines how we recognize the cost of employee services received in exchange for awards of equity instruments.

Consideration of Prior Stockholder Advisory Vote on Executive Compensation

At our 2011 Annual Meeting of Stockholders, Hanesbrands’ stockholders had the opportunity to cast an advisory “say on pay” vote on our executive compensation practices and policies, and more than 97% of the votes cast approved the compensation of Hanesbrands’ named executive officers as disclosed in the proxy statement for that meeting. Hanesbrands’ Board of Directors, and the Compensation Committee in particular, considered this overwhelming support, as well as the executive compensation programs of our peer group of companies, our past operating performance and planned strategic initiatives, in making the determination that the fundamental characteristics of the company’s executive compensation program should remain intact for 2012.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table sets forth a summary of compensation earned by or paid to our named executive officers for the fiscal years ended December 31, 2011, January 1, 2011 and January 2, 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards($)(2)	Option Awards($)(2)(3)	Non-Equity Incentive Plan Compensation(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)		All Other Compensation(6)	Total Compensation

Richard A. Noll	2011	$1,016,000	$4,199,996	$—	$4,796,595	$97,429		$247,348	$10,357,368
Chairman and Chief Executive Officer	2010	1,000,000	2,759,999	919,999	4,840,000	47,625		280,209	9,847,832
	2009	800,000	1,840,005	2,389,482	280,440	—	(7)	440,245	5,750,172

Richard D. Moss(8)	2011	330,417	899,987	—	521,193	—		67,205	1,818,802
Chief Financial Officer

Gerald W. Evans Jr.	2011	657,000	1,160,008	—	1,804,414	349,733		126,431	4,097,587
Co-Chief Operating Officer	2010	600,000	787,205	262,404	1,680,000	165,801		165,129	3,660,539
	2009	600,000	480,007	620,065	140,220	85,699		273,716	2,199,707

William J. Nictakis	2011	657,000	1,160,008	—	1,804,414	—		134,307	3,755,730
Co-Chief Operating Officer	2010	600,000	787,205	262,404	1,680,000	—		86,967	3,416,576
	2009	600,000	480,007	545,415	140,220	—		249,611	2,015,253

Kevin W. Oliver	2011	379,000	696,010	—	1,040,963	55,578		80,145	2,251,695
Chief Human Resources Officer	2010	375,000	454,197	151,395	1,050,000	27,399		69,591	2,127,582
	2009	375,000	299,989	366,610	87,638	15,009		116,502	1,260,748

Joia M. Johnson	2011	379,000	696,010	—	1,040,963	—		76,973	2,192,946
Chief Legal Officer, General Counsel and Corporate Secretary	2010	375,000	454,197	151,395	1,050,000	—		48,853	2,079,445
	2009	350,000	299,989	333,898	81,795	—		82,513	1,148,195

E. Lee Wyatt Jr.(9)	2011	328,500	—	—	—	—		100,398	428,898
Former Chief Financial Officer	2010	650,000	787,205	262,404	1,820,000	—		105,601	3,625,210
	2009	650,000	520,005	614,950	151,905	—		164,081	2,100,941

Dale W. Boyles(10)	2011	333,333	360,000	—	372,894	—		61,415	1,127,642
Former Interim Chief Financial Officer

(1)	Amounts shown include deferrals to the 401(k) Plan and the Executive Deferred Compensation Plan.

(2)	The dollar values shown reflect the aggregate grant date fair value of awards during the year shown, computed in accordance with Topic 718 of the FASB Accounting Standards Codification. The assumptions we used in valuing these awards are described in Note 4, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. These amounts do not correspond to the actual value that may be recognized by the officer. Additional information regarding outstanding awards, including exercise prices and expiration dates, can be found in the “Outstanding Equity Awards” table below. The amounts shown under “Stock Awards” for fiscal year 2011 and 2010 include grants of both the portion of the PSCA payable in stock and restricted stock units, as shown below:

	Year	Grant Date Fair Value of Portion of the PSCA Payable in Stock	Grant Date Fair Value of Restricted Stock Units	Total Grant Date Fair Value of Stock Awards
Richard A. Noll	2011	$1,575,007	$2,624,989	$4,199,996
	2010	919,991	1,840,008	2,759,999

Richard D. Moss	2011	337,498	562,489	899,987

Gerald W. Evans Jr.	2011	435,006	725,002	1,160,008
	2010	262,393	524,812	787,205

William J. Nictakis	2011	435,006	725,002	1,160,008
	2010	262,393	524,812	787,205

Kevin W. Oliver	2011	261,004	435,006	696,010
	2010	151,390	302,807	454,197

Joia M. Johnson	2011	261,004	435,006	696,010
	2010	151,390	302,807	454,197

E. Lee Wyatt Jr.	2011	—	—	—
	2010	262,393	524,812	787,205

Dale W. Boyles	2011	59,998	300,002	360,000

Amounts shown above for the portion of the PSCA payable in stock represent the grant date value based on the probable outcome of the performance conditions. The value of such awards at the grant date assuming that the maximum level of performance conditions was achieved was as follows: for Mr. Noll: $1,839,982 in 2010 and $3,150,014 in 2011; for Mr. Moss: $674,996 in 2011; for Mr. Evans: $524,786 in 2010 and $870,012 in 2011; for Mr. Nictakis: $524,786 in 2010 and $870,012 in 2011; for Mr. Oliver: $302,780 in 2010 and $522,007 in 2011; for Ms. Johnson: $302,780 in 2010 and $522,007 in 2011; for Mr. Wyatt, $524,786 in 2010; and for Mr. Boyles, $119,995 in 2011.

(3)	The amounts shown for fiscal year 2009 also include the increase in fair value related to modifications to certain stock options held by our employees, including each of our named executive officers, to extend the term of such stock options from five years or seven years to 10 years. In July 2009, the Compensation Committee approved an amendment to all stock options having a five-year or seven-year term and an exercise price ranging from $22.37 to $29.35, to extend the option term by five years or three years, respectively (that is, to the tenth anniversary of the original grant date). The Compensation Committee did not adjust the exercise price, vesting schedule or any other features of the stock options. In accordance with Topic 718 of the FASB Accounting Standards Codification, the increase in fair value was determined using the Black-Scholes option pricing model as measured immediately before and after the modification.

(4)

For 2011 and 2010, these amounts represent the aggregate of the amounts paid for such year under the AIP, which amounts were received after the end of such year, and the amounts earned for such year under PSCA that are payable in cash. The amounts earned for 2011 and 2010 under the cash component of the PSCA will not be payable until after the end of the three-year performance period and will be equal to the average of the actual achievement levels over the performance period multiplied by the sum of the target award values over the performance period. The amounts for fiscal years 2011 and 2010 with respect to each of the AIP and the cash component of the PSCA are shown below:

	Year	AIP	Amount Earned under the PSCA Cash Component	Total Non-Equity Incentive Plan Compensation
Richard A. Noll	2011	$2,991,003	$1,805,592	$4,796,595
	2010	3,000,000	1,840,000	4,840,000

Richard D. Moss.	2011	413,250	107,943	521,193

Gerald W. Evans Jr.	2011	1,289,428	514,986	1,804,414
	2010	1,200,000	480,000	1,680,000

William J. Nictakis	2011	1,289,428	514,986	1,804,414
	2010	1,200,000	480,000	1,680,000

Kevin W. Oliver	2011	743,825	297,138	1,040,963
	2010	750,000	300,000	1,050,000

Joia M. Johnson	2011	743,825	297,138	1,040,963
	2010	750,000	300,000	1,050,000

E. Lee Wyatt Jr.	2011	—	—	—
	2010	1,300,000	520,000	1,820,000

Dale W. Boyles	2011	294,390	78,504	372,894

(5)	Neither the Executive Deferred Compensation Plan nor the SERP provide for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules. Increases in pension values are determined for the periods presented; because the defined benefit arrangements are frozen, the values shown in this column represent solely the increase in the actuarial value of pension benefits previously accrued as of December 31, 2005.

(6)	For the fiscal year ended December 31, 2011, amounts reported in the “All Other Compensation” column include the following: (i) for Mr. Moss and Mr. Boyles only, amounts paid pursuant to our automobile allowance program, which consisted of a payment equal to 4% of their base salary; this program was terminated beginning in 2011 for our executive officers, however Mr. Moss received the allowance during the period in which he was not serving as a named executive officer and Mr. Boyles received the allowance during all of 2011 due to the interim nature of his executive position; (ii) premiums for an insurance policy on the life of each of the officers other than Mr. Wyatt ($25,698 for Mr. Noll, $19,293 for Mr. Moss, $15,657 for Mr. Evans, $23,634 for Mr. Nictakis, $12,436 for Mr. Oliver, $9,477 for Ms. Johnson and $9,997 for Mr. Boyles); (iii) premiums on accidental death and dismemberment insurance and long-term disability insurance (each of the officers); (iv) our contributions pursuant to the defined contribution retirement program, which consists of the qualified 401(k) Plan ($19,600 for each of the officers) and the nonqualified SERP ($192,258 for Mr. Noll, $16,217 for Mr. Moss, $84,289 for Mr. Evans, $84,289 for Mr. Nictakis, $44,065 for Mr. Oliver, $43,832 for Ms. Johnson, $77,616 for Mr. Wyatt and $15,109 for Mr. Boyles); (v) entertainment and meals (Mr. Evans, Mr. Nictakis, Mr. Oliver and Ms. Johnson) and gifts (Mr. Boyles, Mr. Evans, Mr. Moss, Mr. Nictakis, Mr. Oliver and Ms. Johnson) for the officer in connection with a business function.

As discussed above under “Defined Contribution Retirement Program,” we may make an employer contribution to exempt and non-exempt salaried employees, including our executive officers, of up to 4% of their eligible compensation. For fiscal years prior to the fiscal year ended December 31, 2011, this contribution was included the Summary Compensation Table for the fiscal year with respect to which the contribution was made, which was generally the fiscal year prior to the year in which the contribution was actually made. Because this contribution is discretionary and may not be made for any particular fiscal year, we have determined that it is more appropriate to reflect the contribution in the Summary Compensation Table in the year in which it is actually made. As a result, no amount with respect to this contribution is included in the Summary Compensation Table for the fiscal year ended December 31, 2011; however, should a contribution with respect to this fiscal year be made in a future fiscal year, it will be reflected in the Summary Compensation Table for that year, with disclosure indicating that it reflects the annual contribution with respect to the fiscal year ended December 31, 2011.

(7)	The value of the pension benefits previously accrued by Mr. Noll decreased by $198,801 during the fiscal year ended January 2, 2010. Pursuant to an election discussed below under “Pension Benefits,” Mr. Noll elected to receive the entire amount of the accrued Defined Benefit Component of his SERP benefit as a lump sum payment in 2009, and in accordance with the terms of the election, the full amount of the decrease in his pension value reflects the fact that this payment did not include the value of any early retirement subsidies.

(8)	Mr. Moss became our Chief Financial Officer on October 1, 2011.

(9)	Mr. Wyatt resigned his position as Chief Financial Officer on May 11, 2011.

(10)	Mr. Boyles served as our Interim Chief Financial Officer from May 11, 2011 until September 30, 2011.

Grants of Plan-Based Awards

The following table sets forth a summary of grants of plan-based awards to our executive officers, including the named executive officers, for the fiscal year ended December 31, 2011.

Grants of Plan-Based Awards in 2011

	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard A. Noll	01/25/2011	(2)	$0	$1,524,000	$3,048,000	—	—	—	—	—	$—	$—
	12/06/2011	(3)	0	1,050,000	2,100,000	—	—	—	—	—	—	—
	12/06/2011	(4)	—	—	—	0	67,308	134,616	—	—	—	1,575,007	(5)
	12/06/2011	(6)	—	—	—	—	—	—	112,179	—	—	2,624,989

Richard D. Moss (9)	01/25/2011	(2)	0	140,000	280,000	—	—	—	—	—	—	—
	09/09/2011	(7)	0	77,500	155,000	—	—	—	—	—	—	—
	12/06/2011	(3)	0	225,000	450,000	—	—	—	—	—	—	—
	12/06/2011	(4)	—	—	—	0	14,423	28,846	—	—	—	337,498	(5)
	12/06/2011	(6)	—	—	—	—	—	—	24,038	—	—	562,489

Gerald W. Evans Jr.	01/25/2011	(2)	0	657,000	1,314,000	—	—	—	—	—	—	—
	12/06/2011	(3)	0	290,000	580,000	—	—	—	—	—	—	—
	12/06/2011	(4)	—	—	—	0	18,590	37,180	—	—	—	435,006	(5)
	12/06/2011	(6)	—	—	—	—	—	—	30,983	—	—	725,002

William J. Nictakis	01/25/2011	(2)	0	657,000	1,314,000	—	—	—	—	—	—	—
	12/06/2011	(3)	0	290,000	580,000	—	—	—	—	—	—	—
	12/06/2011	(4)	—	—	—	0	18,590	37,180	—	—	—	435,006	(5)
	12/06/2011	(6)	—	—	—	—	—	—	30,983	—	—	725,002

Kevin W. Oliver	01/25/2011	(2)	0	379,000	758,000	—	—	—	—	—	—	—
	12/06/2011	(3)	0	174,000	348,000	—	—	—	—	—	—	—
	12/06/2011	(4)	—	—	—	0	11,154	22,308	—	—	—	261,004	(5)
	12/06/2011	(6)	—	—	—	—	—	—	18,590	—	—	435,006

Joia M. Johnson	01/25/2011	(2)	0	379,000	758,000	—	—	—	—	—	—	—
	12/06/2011	(3)	0	174,000	348,000	—	—	—	—	—	—	—
	12/06/2011	(4)	—	—	—	0	11,154	22,308	—	—	—	261,004	(5)
	12/06/2011	(6)	—	—	—	—	—	—	18,590	—	—	435,006

E. Lee Wyatt Jr. (10)	01/25/2011	(2)	0	657,000	1,314,000	—	—	—	—	—	—	—

Dale W. Boyles (11)	01/25/2011	(2)	157,500	157,500	315,000	—	—	—	—	—	—	—
	07/26/2011	(8)	—	—	—	—	—	—	6,443	—	—	199,991
	12/06/2011	(3)	0	40,000	80,000	—	—	—	—	—	—	—
	12/06/2011	(4)	—	—	—	0	2,564	5,128	—	—	—	59,998	(5)
	12/06/2011	(6)	—	—	—	—	—	—	4,274	—	—	100,012

(1)	The amounts shown in the “Grant Date Fair Value” column reflect the aggregate grant date fair value of the awards, computed in accordance with Topic 718 of the FASB Accounting Standards Codification.

(2)	This award is the AIP award for the fiscal year ended December 31, 2011. See “Details Regarding the Elements of Executive Compensation — Annual Incentive Compensation (AIP)” in the Compensation Discussion and Analysis section for a discussion of the amounts paid under the AIP for the fiscal year ended December 31, 2011.

(3)	This award is the portion of the LTIP award for 2012 that consists of the PSCA payable in cash and may be earned during the fiscal year ending December 29, 2012. No payments will be made until after the end of the three-year performance period ending December 29, 2012, except in limited circumstances involving either a change of control of our company or certain terminations of the recipient’s employment. Amounts earned under each award will be based on the company’s performance during the performance period. See “Details Regarding the Elements of Executive Compensation — Long-Term Incentive Program (LTIP)” in the Compensation Discussion and Analysis section for a discussion of these awards.

(4)	This award is the portion of the LTIP award for 2012 that consists of the PSCA payable in stock. This award will vest on the third anniversary of the grant date, and the number of shares of common stock that will vest will range from 0% to 200% of the number of units granted based on our company’s achievement of certain performance targets for its 2012 fiscal year. Once vested, this award will be paid in shares of our company’s common stock distributed to participants following the vesting date. See “Details Regarding the Elements of Executive Compensation — Long-Term Incentive Program (LTIP)” in the Compensation Discussion and Analysis section for a discussion of these awards.

(5)	Represents the grant date fair value of the portion of the LTIP award for 2012 that consists of the PSCA payable in stock, assuming achievement at the target level.

(6)	This award represents the portion of the LTIP award for 2012 that consists of restricted stock units. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant. See “Details Regarding the Elements of Executive Compensation — Long-Term Incentive Program (LTIP)” in the Compensation Discussion and Analysis section for a discussion of these awards.

(7)	In connection with his appointment as Chief Financial Officer, the potential value of Mr. Moss’ AIP award for the fiscal year ended December 31, 2011 was increased. Amounts shown represent the incremental increase in Mr. Moss’ AIP award compared to what he could have received under the AIP prior to his appointment as Chief Financial Officer.

(8)	In connection with his appointment as Interim Chief Financial Officer, Mr. Boyles received a retention award consisting of a combination of cash and restricted stock units. The restricted stock units vest on the third anniversary of the grant date.

(9)	Mr. Moss became our Chief Financial Officer on October 1, 2011.

(10)	Mr. Wyatt resigned his position as Chief Financial Officer on May 11, 2011.

(11)	Mr. Boyles served as our Interim Chief Financial Officer from May 11, 2011 until September 30, 2011.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2011 for each of our executive officers, including the named executive officers.

Outstanding Equity Awards at Fiscal 2011 Year-End

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard A. Noll	(2)	—	—	$—	—	—	$—	67,308	(3)	$1,471,353	(4)
	(5)	—	—	—	—	112,179	2,452,233	—		—
	(6)	—	—	—	—	—	—	66,479		1,453,231
	(7)	22,792	46,277	27.16	12/06/2020	45,391	992,247	—		—
	(8)	102,914	53,018	24.33	12/08/2019	25,715	562,130	—		—
	(9)	418,182	—	14.28	12/09/2018	—	—	—		—
	(10)	652,482	—	25.10	02/04/2018	—	—	—		—
	(11)	445,161	—	25.10	02/05/2017	—	—	—		—
	(12)	121,382	—	22.37	09/26/2016	—	—	—		—
	(13)	162,602	—	22.37	09/26/2016	—	—	—		—
	(14)	203,252	—	22.37	09/26/2016	—	—	—		—
	(15)	71,011	—	22.37	09/26/2016	—	—	—		—
Richard D. Moss(19)	(2)	—	—	—	—	—	—	14,423	(3)	315,287	(4)
	(5)	—	—	—	—	24,038	525,471	—		—
	(6)	—	—	—	—	—	—	3,974		86,872
	(7)	1,362	2,767	27.16	12/06/2020	2,714	59,328	—		—
	(8)	6,152	3,170	24.33	12/08/2019	1,539	33,643	—		—
	(9)	8,038	—	14.28	12/09/2018	—	—	—		—
Gerald W. Evans Jr.	(2)	—	—	—	—	—	—	18,590	(3)	406,377	(4)
	(5)	—	—	—	—	30,983	677,288	—		—
	(6)	—	—	—	—	—	—	18,961		414,487
	(7)	6,501	13,199	27.16	12/06/2020	12,947	283,021	—		—
	(8)	26,846	13,832	24.33	12/08/2019	6,709	146,659	—		—
	(9)	109,091	—	14.28	12/09/2018	—	—	—		—
	(10)	85,106	—	25.10	02/04/2018	—	—	—		—
	(11)	54,839	—	25.10	02/05/2017	—	—	—		—
	(12)	42,989	—	22.37	09/26/2016	—	—	—		—
	(13)	57,588	—	22.37	09/26/2016	—	—	—		—
	(14)	57,588	—	22.37	09/26/2016	—	—	—		—
	(15)	52,029	—	22.37	09/26/2016	—	—	—		—
William J. Nictakis	(2)	—	—	—	—	—	—	18,590	(3)	406,377	(4)
	(5)	—	—	—	—	30,983	677,288	—		—
	(6)	—	—	—	—	—	—	18,961		414,487
	(7)	6,501	13,199	27.16	12/06/2020	12,947	283,021	—		—
	(8)	26,846	13,832	24.33	12/08/2019	6,709	146,659	—		—
	(9)	109,091	—	14.28	12/09/2018	—	—	—		—
	(10)	85,106	—	25.10	02/04/2018	—	—	—		—
	(16)	140,187	—	29.35	12/11/2017	—	—	—		—
Kevin W. Oliver	(2)	—	—	—	—	—	—	11,154	(3)	243,826	(4)
	(5)	—	—	—	—	18,590	406,377	—		—
	(6)	—	—	—	—	—	—	10,940		239,148
	(7)	3,750	7,616	27.16	12/06/2020	7,470	163,294	—		—
	(8)	16,778	8,646	24.33	12/08/2019	4,194	91,681	—		—
	(9)	68,182	—	14.28	12/09/2018	—	—	—		—
	(10)	53,191	—	25.10	02/04/2018	—	—	—		—
	(11)	31,935	—	25.10	02/05/2017	—	—	—		—
	(12)	25,035	—	22.37	09/26/2016	—	—	—		—
	(13)	33,537	—	22.37	09/26/2016	—	—	—		—
	(14)	33,537	—	22.37	09/26/2016	—	—	—		—
	(15)	11,930	—	22.37	09/26/2016	—	—	—		—

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joia M. Johnson	(2)	—	—	—	—	—	—	11,154	(3)	$243,826	(4)
	(5)	—	—	—	—	18,590	406,377	—		—
	(6)	—	—	—	—	—	—	10,940		239,148
	(7)	3,750	7,616	27.16	12/06/2020	7,470	163,294	—		—
	(8)	16,778	8,646	24.33	12/08/2019	4,194	91,681	—		—
	(9)	42,637	—	14.28	12/09/2018	—	—	—		—
	(10)	49,645	—	25.10	02/04/2018	—	—	—		—
	(11)	31,935	—	25.10	02/05/2017	—	—	—		—
	(17)	41,935	—	25.10	02/05/2017	—	—	—		—
E. Lee Wyatt Jr.(20)		—	—	—	—	—	—	—		—
Dale W. Boyles(21)	(2)	—	—	—	—	—	—	2,564	(3)	56,049	(4)
	(5)	—	—	—	—	4,274	93,430	—		—
	(6)	—	—	—	—	—	—	2,891		63,197
	(7)	990	2,013	27.16	12/06/2020	1,974	43,152	—		—
	(8)	3,356	1,729	24.33	12/08/2019	840	18,362	—		—
	(18)	—	—	—	—	6,443	140,844	—		—

(1)	Calculated by multiplying $21.86, the closing market price of our common stock on December 30, 2011, by the number of restricted stock units which have not vested.

(2)	This award was granted on December 6, 2011 and is the portion of the LTIP award for 2012 that consists of the PSCA payable in stock. This award will vest on the third anniversary of the grant date, and the number of shares of common stock that will vest will range from 0% to 200% of the number of units granted based on our company’s achievement of certain performance targets for its 2012 fiscal year discussed above.

(3)	Represents the number of units granted as the portion of the LTIP award for 2012 that consists of the PSCA payable in stock. The number of shares of our common stock that can be issued on the vesting date, based on our company’s achievement of certain performance targets for its 2012 fiscal year discussed above, ranges from 0 shares to 134,616 shares for Mr. Noll, 28,846 shares for Mr. Moss, 37,180 shares for each of Mr. Evans and Mr. Nictakis, 22,308 shares for each of Mr. Oliver and Ms. Johnson and 5,128 shares for Mr. Boyles.

(4)	Calculated by multiplying $21.86, the closing market price of our common stock on December 30, 2011, by the number of units granted as the portion of the LTIP award for 2012 that consists of the PSCA payable in stock, assuming achievement at the target level of performance. The market value of the shares of our common stock that can be issued on the vesting date, based on our company’s achievement of certain performance targets for its 2012 fiscal year discussed above, ranges from $0 (if the minimum number of shares, 0 shares, were to be received) to $2,942,706 for Mr. Noll, $630,574 for Mr. Moss, $812,754 for each of Mr. Evans and Mr. Nictakis, $487,652 for each of Mr. Oliver and Ms. Johnson and $112,098 for Mr. Boyles (if the maximum number of shares were to be received).

(5)	This award was granted on December 6, 2011. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.

(6)	This award was granted on December 6, 2010 and is the portion of the 2011 LTIP award that consists of the PSCA payable in stock. The market value is calculated by multiplying $21.86, the closing price of our common stock on December 30, 2011, by the number of unvested shares. This award will vest on the third anniversary of the grant date, and the number of shares of common stock that will vest will range from 0% to 200% of the number of units granted based on our company’s achievement of certain performance targets for its 2011 fiscal year discussed above.

(7)

This award was granted on December 6, 2010. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. The restricted stock units vest 33%, 33%, and 34% on the first anniversary, the second anniversary, and the third anniversary, respectively, of the date of grant.

(8)	These awards were granted on December 8, 2009. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant.

(9)	These stock options were granted on December 9, 2008. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(10)	These stock options were granted on February 4, 2008. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(11)	These stock options were granted on February 5, 2007. The stock options vest 33%, 34% and 33% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(12)	These stock options were granted on September 26, 2006. The stock options vest 50% on August 31, 2007 and 50% on August 31, 2008 and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(13)	These stock options were granted on September 26, 2006. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(14)	These stock options were granted on September 26, 2006. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(15)	These stock options were granted on September 26, 2006. The stock options were vested and exercisable on the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(16)	These awards were granted on December 11, 2007. The stock options vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(17)	These awards were granted on February 5, 2007. The stock options vest 33%, 34% and 33% on the first anniversary, the second anniversary and the third anniversary, respectively, of the date of grant and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(18)	These restricted stock units were granted on July 26, 2011 and vest on the third anniversary of the date of grant.

(19)	Mr. Moss became our Chief Financial Officer on October 1, 2011.

(20)	Mr. Wyatt resigned his position as Chief Financial Officer on May 11, 2011.

(21)	Mr. Boyles served as our Interim Chief Financial Officer from May 11, 2011 until September 30, 2011.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to options exercised and stock awards vested during the fiscal year ended December 31, 2011 with respect to the named executive officers.

Option Exercises and Stock Vested in 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard A. Noll	—	$—	102,074	$2,379,284
Richard D. Moss(2)	46,427	359,070	7,515	178,863
Gerald W. Evans Jr.	—	—	35,301	841,919
William J. Nictakis	—	—	35,301	841,919
Kevin W. Oliver	—	—	21,756	519,014	(1)
Joia M. Johnson	—	—	20,822	496,335
E. Lee Wyatt Jr.(3)	398,046	3,307,292	7,925	203,276
Dale W. Boyles(4)	—	—	8,008	191,026

(1)	Of the shares of common stock that would have been received upon vesting, 14,009 with an aggregate value received on vesting of $340,134 were deferred into a stock equivalent account balance under the Executive Deferred Compensation Plan. Balances in this account may not be reallocated and are settled on a share-for-share basis of Hanesbrands common stock at the time specified by the executive at the time of the deferral election, which in no case shall be prior to the January 1 following the first anniversary of the date the deferral election is made.

(2)	Mr. Moss became our Chief Financial Officer on October 1, 2011.

(3)	Mr. Wyatt resigned his position as Chief Financial Officer on May 11, 2011.

(4)	Mr. Boyles served as our Interim Chief Financial Officer from May 11, 2011 until September 30, 2011.

Pension Benefits

Certain of our executive officers participate in the Pension Plan and the SERP. The Pension Plan is a frozen defined benefit pension plan, intended to be qualified under Section 401(a) of the Internal Revenue Code, that provides the benefits that had accrued for our employees, including certain of our named executive officers, as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. A participant’s total benefit payable pursuant to the Pension Plan consists of two parts: a pension benefit and a retirement benefit. Different optional forms of payment are available for each benefit. The Defined Benefit Component of the SERP is an unfunded deferred compensation plan that, in part, will provide the nonqualified supplemental pension benefits that had accrued for certain of our employees, including certain of our named executive officers, under a plan maintained by our former parent company.

Normal retirement age is age 65 for purposes of both the Pension Plan and the Defined Benefit Component of the SERP. The normal form of benefits under the Pension Plan is a life annuity for single participants and a qualified joint and survivor annuity for married participants. The normal form of benefits under the SERP is a lump sum. None of our named executive officers is eligible for early retirement under the Pension Plan or the SERP. With respect to the Defined Benefit Component of the SERP and the pension benefit under the Pension Plan, participants who have attained at least age 55 and completed at least ten years of service are eligible for unreduced benefits at age 62, or benefits reduced by 5/12 of one percent thereof for each month by which the date of commencement of such benefit precedes the first day of the month coincident with or immediately following the day on which the participant attains age 62. With respect to the retirement benefit under the Pension Plan, participants who have attained at least age 55 and completed at least 10 years of service are eligible for unreduced benefits at age 65, or benefits reduced by 6% per year from age 65 and 4% per year from age 60. The only one of our named executive officers to have any portion of his Pension Plan benefit determined under the retirement benefit is Mr. Evans.

At the end of 2008, we provided all active participants in the SERP with an election to receive the accrued Defined Benefit Component of their SERP benefit in the form of a lump sum payment in 2009 or 2010. We offered this election as part of the required changes mandated by Section 409A, and eligible participants could make this election in addition to or instead of any election with respect to the Defined Contribution Component of the SERP. The value of the lump sum payment with respect to the Defined Benefit Component of the SERP was calculated based on the participant’s age 65 SERP Defined Benefit Component benefit and an interest rate of 5.25%. The lump sum amounts do not include the value of any early retirement subsidies and accordingly may be significantly less valuable than the amount the participant could have received if the participant had been eligible for early retirement (at least age 55 with 10 years of service) when the participant’s employment with us terminates. Any SERP participant who elected to receive this lump sum payment will not be entitled to any additional payments with respect to the Defined Benefit Component of the SERP. Mr. Noll elected to receive a lump sum payment in 2009; none of the other executive officers elected to receive a lump sum payment from the Defined Benefit Component of the SERP.

The following table sets forth certain information with respect to the value of pension benefits accumulated by our executive officers, including the named executive officers, during the fiscal year ended December 31, 2011.

Pension Benefits — 2011

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Richard A. Noll	Pension Plan	13.75	$447,500	$—
	SERP	13.75	—	—
Richard D. Moss(2)(4)	—	—	—	—
Gerald W. Evans Jr.	Pension Plan	22.50	461,867	—
	SERP	22.50	986,607	—
William J. Nictakis(2)	—	—	—	—
Kevin W. Oliver(3)	Pension Plan	3.00	116,309	—
	SERP	3.00	138,054	—
Joia M. Johnson(2)	—	—	—	—
E. Lee Wyatt Jr.(2)(5)	—	—	—	—
Dale W. Boyles(2)(6)	—	—	—	—

(1)

Present values for the Pension Plan are computed as of December 31, 2011, using a discount rate of 4.2% and healthy mortality table (the 2012 Static Mortality Table for Annuitants and Nonannuitants per §1.430). For the pension benefit, we assume 20% of males elect a single life annuity and 80% select a 50% joint and survivor annuity, and that 40% of females elect a single life annuity and 60% select a 50% joint and survivor annuity. For the retirement benefit, we assume that 60% of males elect a six-year certain only annuity, 8% select a single life annuity and 32% select a 50% joint and survivor annuity, and that 60% of females elect a six-year certain only annuity, 16% select a single life annuity and 24% select a 50% joint and survivor annuity. When calculating the six-year certain only annuity, a 3.0% interest rate and the mortality prescribed under Revenue Ruling 2001-62 is assumed for converting the single life annuity benefit to an actuarial equivalent six-year certain only annuity. If a participant has both a pension benefit and a retirement benefit, the payment form assumption is applied to each benefit amount separately, in all cases assuming the participant commences each portion of the benefit at the earliest unreduced age. Benefits under the Defined Benefit Component of the SERP are payable as a lump sum, which lump sum has been computed using the SERP’s interest rate of 3.5% (120% of the November 30-year Treasury rate for each year, rounded to the nearest 1/4%) and the mortality prescribed under Revenue Ruling 2001-62. Present values as of December 31, 2011 of the SERP lump sum are determined using a discount rate of 3.8%. For both the

Pension Plan and the SERP, we also used the following assumptions: (i) the portion of the benefit that is payable as an unreduced benefit at age 62, the earliest unreduced commencement age under the Pension Plan for the pension benefit and the SERP, was valued at age 62 assuming the officer continues to work until that age in order to become eligible for unreduced benefits, (ii) the portion of the benefit that is payable as an unreduced benefit at age 65, the earliest unreduced commencement age under the Pension Plan for the retirement benefit, was valued at age 65 assuming the officer survives until that age in order to become eligible to receive the retirement benefit unreduced and (iii) the values of the benefits have been discounted assuming the officer continues to live until the assumed benefit commencement age (no mortality discount has been applied). All of the foregoing assumptions, except for the assumption that the officer lives and works until retirement, which we have used in light of Securities and Exchange Commission rules, are the same as those we use for financial reporting purposes under generally accepted accounting principles.

(2)	Mr. Moss, Mr. Nictakis, Ms. Johnson, Mr. Wyatt, and Mr. Boyles do not have any pension benefits because they were not eligible to accrue benefits prior to December 31, 2005.

(3)	A portion of Mr. Oliver’s benefit under each of the SERP and the Pension Plan is payable in the form of a lump sum at age 65 as a result of service credited under an alternative formula.

(4)	Mr. Moss became our Chief Financial Officer on October 1, 2011.

(5)	Mr. Wyatt resigned his position as Chief Financial Officer on May 11, 2011.

(6)	Mr. Boyles served as our Interim Chief Financial Officer from May 11, 2011 until September 30, 2011.

Nonqualified Deferred Compensation

Under the Executive Deferred Compensation Plan, a group of approximately 225 executives at the director level and above, including our named executive officers, may defer receipt of cash and equity compensation. The amount of compensation that may be deferred is determined in accordance with the Executive Deferred Compensation Plan based on elections by each participant. At the election of the executive, amounts deferred under the Executive Deferred Compensation Plan will (i) earn a return equivalent to the return on an investment in an interest-bearing account earning interest based on the Federal Reserve’s published rate for five-year constant maturity Treasury notes at the beginning of the calendar year, which was 2.02% for 2011 and will be 0.89% for 2012 or (ii) be deemed to be invested in a stock equivalent account and earn a return based on our stock price. The amount payable to participants will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the Executive Deferred Compensation Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death; however, neither participants nor their beneficiaries may transfer any right or interest in the Executive Deferred Compensation Plan.

Nonqualified deferred compensation is also provided pursuant to the SERP, as described in the Compensation Discussion and Analysis section under “Defined Contribution Retirement Program.” At the end of 2008, we provided all active participants in the SERP with an election to receive the accrued Defined Contribution Component of their SERP benefit as of December 31, 2008 in the form of a lump sum payment in 2009 or 2010. As with the election we provided with respect to the accrued Defined Benefit Component of the SERP, we offered this election as part of the required changes mandated by Section 409A which took full effect at the end of 2008, and eligible participants could make this election in addition to or instead of any election with respect to the Defined Benefit Component of the SERP. Mr. Evans, who elected to receive a lump sum payment in 2009 and whose benefit was fully vested, received the entire amount of the accrued Defined Contribution Component of his SERP benefit; this payment was previously reported. Mr. Wyatt, Mr. Nictakis and Ms. Johnson, each of whom also elected to receive a lump sum payment in 2009 and whose benefits were not fully vested, each received the vested portion of the Defined Contribution Component of his SERP benefit; these payments were previously reported. Mr. Wyatt, Mr. Nictakis and Ms. Johnson received portions of the remaining amounts in 2010 which were shown as distributions in the 2010 Nonqualified Deferred Compensation table included in our proxy statement for our 2011 Annual Meeting of Stockholders; they will receive remaining amounts as they vest. Payments to Mr. Noll and Mr. Oliver, both of whom elected to receive a lump sum payment in 2010, were also shown in the 2010 Nonqualified Deferred Compensation table included in our proxy statement for the 2011 Annual Meeting of Stockholders.

Commencing January 1, 2009, we distribute the vested portion of all SERP accruals directly to participants, including our named executive officers, in cash on an annual basis. Any unvested portions are credited to the employee’s SERP account and distributed to the employee upon vesting. Although the full amount of the SERP credits for each officer, including both the vested amount to be distributed directly to the officer in cash and the unvested amount credited to the officer’s SERP account, is reflected in the “All Other Compensation” column of the Summary Compensation Table above, only the unvested amounts credited to the officer’s SERP account are reflected in the table below.

The following table sets forth certain information with respect to contributions to and withdrawals from nonqualified deferred compensation plans by our named executive officers, during the fiscal year ended December 31, 2011.

Nonqualified Deferred Compensation — 2011

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Richard A. Noll	SERP	$—	$—	$—	$—	$—
	Executive Deferred Compensation Plan	—	—	—	—	—
Richard D. Moss(4)	SERP	—	—	(357)	3,560	—
	Executive Deferred Compensation Plan	—	—	(2,620)	—	16,176
Gerald W. Evans Jr.	SERP	—	—	—	—	—
	Executive Deferred Compensation Plan	—	—	—	—	—
William J. Nictakis	SERP	—	12,896	(3,923)	20,221	18,006
	Executive Deferred Compensation Plan	—	—	—	—	—
Kevin W. Oliver	SERP	—	—	—	—	—
	Executive Deferred Compensation Plan	340,134	—	(232,519)	—	1,532,758
Joia M. Johnson	SERP	—	—	(2,701)	9,474	10,370
	Executive Deferred Compensation Plan	—	—	—	—	—
E. Lee Wyatt Jr.(5)	SERP	—	—	—	—	—
	Executive Deferred Compensation Plan	—	—	(194,700)	—	1,202,300
Dale W. Boyles(6)	SERP	—	—	(60)	3,230	—
	Executive Deferred Compensation Plan	—	—	—	—	—

(1)	Represents credits to the SERP during the fiscal year ended December 31, 2011. As discussed above in “Post-Employment Compensation,” the SERP provides to those employees whose compensation exceeds a threshold established by the Internal Revenue Code benefits that would be earned under the 401(k) Plan but for these limitations. All of these amounts are included in the Summary Compensation Table in the “All Other Compensation” column. Because, beginning January 1, 2009, SERP credits are distributed to participants in cash to the extent vested, the only amounts that would be shown in the table above are the unvested SERP accruals. As discussed above under “Defined Contribution Retirement Program,” because the employer contribution that we make is discretionary and may not be made for any particular fiscal year, we have determined, beginning with the fiscal year ended January 1, 2011, that it is more appropriate to reflect the contribution in the Summary Compensation Table and in this table in the year in which it is actually made. Should a contribution with respect to the fiscal year ended December 31, 2011 be made in a future fiscal year, it will be reflected in this table for that year, with disclosure indicating that it reflects the annual contribution with respect to the fiscal year ended December 31, 2011.

(2)	No portion of these earnings were included in the Summary Compensation Table because neither the Executive Deferred Compensation Plan nor the SERP provides for “above-market” or preferential earnings as defined in applicable Securities and Exchange Commission rules.

(3)	The following amounts were reported in the Summary Compensation Table as compensation for the fiscal year ended December 31, 2011: Mr. Nictakis, $7,923 and Ms. Johnson, $1,694; these amounts consist entirely of the portion of our contribution to the SERP during the fiscal year ended December 31, 2011 that was not paid in cash because the participants were not fully vested.

(4)	Mr. Moss became our Chief Financial Officer on October 1, 2011.

(5)	Mr. Wyatt resigned his position as Chief Financial Officer on May 11, 2011.

(6)	Mr. Boyles served as our Interim Chief Financial Officer from May 11, 2011 until September 30, 2011.

Potential Payments upon Termination or Change in Control

The termination benefits provided to our named executive officers, upon their voluntary termination of employment, or termination due to death or total and permanent disability, do not discriminate in scope, terms or operation in favor of these officers compared to the benefits offered to all salaried employees. The following describes the potential payments to these officers upon an involuntary severance or a termination of employment in connection with a change in control. The information presented in this section is computed assuming that the triggering event took place on December 30, 2011, the last business day of the fiscal year ended December 31, 2011, and that the value of a share of our common stock is $21.86, the closing price per share of our common stock on December 30, 2011.

Termination or Change-in-Control Payments

		Voluntary Termination		Involuntary Termination
		Resignation(1)	Retirement(1)	For Cause(1)	Not For Cause		Change in Control
Richard A. Noll	Severance	$—	$—	$—	$2,032,000	(2)	$7,620,000	(3)
	LTIP(4)	—	—	—	—		10,576,789
	Benefits and perquisites	—	—	—	8,500	(5)	628,097	(6)
	Tax gross-up(7)	—	—	—	—		—
	Total	$—	$—	$—	$2,040,500		$18,824,886

Richard D. Moss(8)	Severance	$—	$—	$—	$330,417	(2)	$1,321,668	(3)
	LTIP(4)	—	—	—	—		1,238,548
	Benefits and perquisites	—	—	—	8,500	(5)	131,514	(6)
	Tax gross-up(7)	—	—	—	—		—
	Total	$—	$—	$—	$338,917		$2,691,731

Gerald W. Evans Jr.	Severance	$—	$—	$—	$1,314,000	(2)	$2,628,000	(3)
	LTIP(4)	—	—	—	—		2,922,813
	Benefits and perquisites	—	—	—	8,500	(5)	221,345	(6)
	Tax gross-up/reduction(7)	—	—	—	—		—
	Total	$—	$—	$—	$1,322,500		$5,772,157

William J. Nictakis	Severance	$—	$—	$—	$657,000	(2)	$2,628,000	(3)
	LTIP(4)	—	—	—	—		2,922,813
	Benefits and perquisites	—	—	—	8,500	(5)	258,825	(6)
	Tax gross-up/reduction(7)	—	—	—	—		—
	Total	$—	$—	$—	$665,500		$5,809,637

Kevin W. Oliver	Severance	$—	$—	$—	$694,833	(2)	$1,516,000	(3)
	LTIP(4)	—	—	—	—		1,741,455
	Benefits and perquisites	—	—	—	8,500	(5)	145,957	(6)
	Tax gross-up/reduction(7)	—	—	—	—		—
	Total	$—	$—	$—	$703,333		$3,403,411

Joia M. Johnson	Severance	$—	$—	$—	$379,000	(2)	$1,516,000	(3)
	LTIP(4)	—	—	—	—		1,741,455
	Benefits and perquisites	—	—	—	8,500	(5)	156,934	(6)
	Tax gross-up(7)	—	—	—	—		—
	Total	$—	$—	$—	$387,500		$3,414,389

E. Lee Wyatt Jr.(9)	Severance	$—	$—	$—	$—		$—
	LTIP(4)	—	—	—	—		—
	Benefits and perquisites	—	—	—	—		—
	Tax gross-up/reduction(7)	—	—	—	—		—
	Total	$—	$—	$—	$—		$—

Dale W. Boyles(10)	Severance	$—	$—	$—	$166,667	(2)	$—
	LTIP(4)	—	—	—	—		—
	Benefits and perquisites	—	—	—	8,500	(5)	—
	Tax gross-up(7)	—	—	—	—		—
	Total	$—	$—	$—	$175,167		$—

(1)	An executive who is terminated by us for cause, or who voluntarily resigns other than at the request of Hanesbrands or retires, will receive no severance benefit.

(2)	If the employment of a named executive officer (other than Mr. Boyles) is terminated by us for any reason other than for cause, or if such an officer terminates his or her employment at our request, we will pay that officer benefits for a period of 12 to 24 months depending on his or her position and combined continuous length of service with Hanesbrands and with our former parent company. The monthly severance benefit that we would pay to each such officer is based on the officer’s base salary (and, in limited cases, AIP amounts), divided by 12. If Mr. Boyles’ employment is terminated by us for any reason other than for cause, or if he terminates his employment at our request, we will pay him benefits for a period of 26 to 52 weeks depending on his combined continuous length of service with Hanesbrands and with our former parent company. The monthly severance benefit that we would pay to Mr. Boyles is based on his base salary, divided by 12. To receive these payments, the named executive officer must sign an agreement that prohibits, among other things, the officer from working for our competitors, soliciting business from our customers, attempting to hire our employees, and disclosing our confidential information. The officer also must agree to release any claims against us. Payments terminate if the terminated officer becomes employed by one of our competitors. The terminated officer also would receive a pro-rated payment under any incentive plans applicable to the fiscal year in which the termination occurs based on actual full fiscal year performance. We have not estimated a value for these incentive plan payments because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

(3)	Includes both involuntary company-initiated terminations of employment and terminations by the named executive officer due to “good reason” as defined in the officer’s Severance Agreement. No severance payments would be made upon a change in control if the named executive officer continues to be employed by Hanesbrands. The executive receives a lump sum payment, two times (or three times in the case of Mr. Noll) his or her cash compensation, consisting of base salary, the greater of their current target or their average actual AIP amounts over the prior three years, and the matching contribution to the defined contribution plan in which the officer is participating (the amount of the contribution to the defined contribution plan is reflected in “Benefits and perquisites”). To receive these payments, the officer must sign an agreement that prohibits, among other things, the officer from working for our competitors, soliciting business from our customers, attempting to hire our employees, and disclosing our confidential information. The officer also must agree to release any claims against us. Payments terminate if the terminated officer becomes employed by one of our competitors. The terminated officer will also receive a pro-rated portion of his or her annual AIP amounts for the fiscal year in which the termination occurs based upon actual performance as of the date of termination. We have not estimated a value for these payments because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred. The terminated officer will also receive a pro-rata portion of his or her long-term cash incentive plan payment for any performance period that is at least 50% completed prior to the officer’s termination date and the replacement of lost savings and retirement benefits through the SERP. No payments would be made with respect to the performance cash award program because those awards provide that no payments occur for employment terminations following a change in control unless the performance period under such program is more than 50% complete.

(4)	Upon a change in control, as defined in the Omnibus Incentive Plan, all outstanding awards under the Omnibus Incentive Plan, including those to our named executive officers, fully vest regardless of whether a termination of employment occurs, except as otherwise determined by the Compensation Committee at the time of the grant of an award. To date, only all of the options we have granted provide that acceleration upon a change in control will only occur if an involuntary termination of employment (including a voluntary termination by the officer following a change in control for “good reason”) also occurs. Stock options are valued based upon the “spread” (i.e., the difference between the closing price of our common stock on December 30, 2011 and the exercise price of the stock options) on all unvested stock options; restricted stock units and PSCAs payable in stock are valued based upon the number of unvested units multiplied by the closing price of our common stock on December 30, 2011. No payments would be made with respect to the portion of the PSCA payable in cash because those awards provide that no payments occur for employment terminations following a change in control unless the performance period under such program is more than 50% complete.

(5)	Reflects outplacement services ($8,500 for each of the officers). The terminated officer’s eligibility to participate in our medical, dental, and executive life insurance plans would continue for the same number of months for which he or she is receiving severance payments. However, these continued welfare benefits are available to all salaried employees and do not discriminate in scope, terms or operation in favor of our named executive officers compared to the involuntary termination benefits offered to all salaried employees. The terminated officer’s participation in all other benefit plans would cease as of the date of termination of employment.

(6)	Reflects health and welfare benefits continuation ($137,677 for Mr. Noll, $76,781 for Mr. Moss, $64,285 for Mr. Evans, $77,389 for Mr. Nictakis, $47,137 for Mr. Oliver and $38,860 for Ms. Johnson), for three years, with respect to Mr. Noll, and two years, with respect to Mr. Moss, Mr. Evans, Mr. Nictakis, Mr. Oliver and Ms. Johnson, of scheduled company matching contributions to our defined contribution plans calculated based on current base salary and target AIP amounts ($481,920 for Mr. Noll, $46,233 for Mr. Moss, $148,560 for Mr. Evans, $148,560 for Mr. Nictakis, $90,320 for Mr. Oliver and $90,320 for Ms. Johnson), full vesting of any unvested retirement amounts ($24,376 for Mr. Nictakis and $19,254 for Ms. Johnson), and outplacement services ($8,500 for each of the officers). In computing the value of continued participation in our medical, dental and executive insurance plans, we have assumed that the current cost to us of providing these plans will increase annually at a rate of 6%.

(7)	In the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make tax equalization payments for all named executive officers except Mr. Moss with respect to the officer’s compensation for all federal, state and local income and excise taxes, and any penalties and interest, but only if the total payments made in connection with a change in control exceed 330% of such officer’s “base amount” (as determined under Section 280G(b) of the Internal Revenue Code and which consists of the average total taxable compensation we paid to the officer for the five calendar years ending prior to the change in control). Otherwise, the payments made to such officer in connection with a change in control that are classified as parachute payments will be reduced so that the value of the total payments to such officer is one dollar ($1) less than the maximum amount such officer may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code. Beginning in 2011, we eliminated excise tax gross-ups with respect to severance or change-in-control agreements for new executive officers, and no such provision is contained in Mr. Moss’ Severance Agreement.

(8)	Mr. Moss became our Chief Financial Officer on October 1, 2011.

(9)	Mr. Wyatt resigned his position as Chief Financial Officer on May 11, 2011.

(10)	Mr. Boyles served as our Interim Chief Financial Officer from May 11, 2011 until September 30, 2011.

Compensation Risk Assessment

The Compensation Committee has reviewed the Company’s current compensation policies and practices, and believes that, in light of their overall structure, the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of February 16, 2012, regarding beneficial ownership by (1) each person who is known by us to beneficially own more than 5% of our common stock, (2) each director, director nominee and named executive officer and (3) all of our directors, director nominees and executive officers as a group. The address of each director and executive officer shown in the table below is c/o Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105. On February 16, 2012 there were 97,552,920 shares of our common stock outstanding.

	Amount and Nature of Benefit Ownership		Other(1)
Name and Address of Beneficial Owner	Beneficial Ownership of Our Common Stock(2)	Percentage of Class	Restricted Stock Units	Stock Equivalent Units in Deferred Compensation Plans	Total
Wellington Management Company, LLP(3)	6,953,445	7.1%	—	—	6,953,445
Samuel R. Shapiro, Shapiro Capital Management LLC(4)	5,185,826	5.3	—	—	5,185,826
BlackRock, Inc.(5)	4,966,811	5.1	—	—	4,966,811
Richard A. Noll(6)	2,567,682	2.6	183,285	—	2,750,967
Gerald W. Evans Jr.(6)	591,101	*	50,639	—	641,740
William J. Nictakis	467,167	*	50,639	—	517,806
Lee A. Chaden(7)	329,792	*	5,128	8,903	343,823
Kevin W. Oliver	285,529	*	30,254	70,117	385,900
Joia M. Johnson	240,644	*	30,254	—	270,898
E. Lee Wyatt Jr.(8)	134,097	*	—	54,999	189,096
Richard D. Moss(6)	27,158	*	28,291	740	56,189
Ronald L. Nelson	25,000	*	5,128	18,839	48,967
Jessica T. Mathews	24,626	*	5,128	3,785	33,539
Bobby J. Griffin	22,476	*	5,128	37,136	64,740
Dale W. Boyles(6)	18,756	*	13,531	—	32,287
Ann E. Ziegler(9)	12,931	*	5,128	16,274	34,333
J. Patrick Mulcahy	10,000	*	5,128	39,659	54,787
James C. Johnson	4,382	*	5,128	21,624	31,134
Andrew J. Schindler	—	*	5,128	26,006	31,134
All directors, director nominees and executive officers as a group (17 persons)(10)	4,986,443	4.9

*	Less than 1%.

(1)	While the amounts in the “Other” column for restricted stock units and stock equivalent units in deferred compensation plans do not represent a right of the holder to receive our common stock within 60 days, these amounts are being disclosed because we believe they further our goal of aligning senior management and stockholder interests. The value of the restricted stock units fluctuates based on changes in Hanesbrands’ stock price. Similarly, the value of stock equivalent units held in the Executive Deferred Compensation Plan or the Director Deferred Compensation Plan fluctuates based on changes in Hanesbrands’ stock price.

(2)

Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission, which provide that a person is deemed to beneficially own all shares of common stock that such person has the right to acquire within 60 days. Although shares that a person has the right to acquire within 60 days are counted for the purposes of determining that individual’s beneficial ownership, such shares generally are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person. Share numbers in this column include shares of common stock subject to options exercisable within 60 days of February 16, 2012 as follows:

Name	Number of Options
Richard A. Noll	2,199,778
Gerald W. Evans Jr.	492,577
William J. Nictakis	367,731
Kevin W. Oliver	277,875
Lee A. Chaden	277,548
Joia M. Johnson	186,680
Bobby J. Griffin	22,476
Richard D. Moss	15,552
Ann E. Ziegler	5,643
Dale W. Boyles	4,346
All directors, director nominees and executive officers as a group (17 persons)	4,130,629

(3)	Information in this table and footnote regarding this beneficial owner is based on Amendment No. 4 filed February 14, 2012 to the Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) with the Securities and Exchange Commission. Wellington, in its capacity as investment adviser, may be deemed to beneficially own 6,953,445 shares of our common stock which are held of record by clients of Wellington. Wellington’s address is 280 Congress Street, Boston, Massachusetts 02210.

(4)	Information in this table and footnote regarding this beneficial owner is based on Schedule 13G filed February 3, 2012 by Samuel R. Shapiro (“Mr. Shapiro”) and Shapiro Capital Management LLC (“SMC”) with the Securities and Exchange Commission. SMC, in its capacity as investment adviser, may be deemed to beneficially own 5,185,826 shares of our common stock which are held of record by clients of SMC. Mr. Shapiro, in his capacity as chairman, a director and majority shareholder of SMC, exercises dispositive power over the same 5,185,826 shares of our common stock and therefore may be deemed to have indirect beneficial ownership of such shares. The address of each of Mr. Shapiro and SMC is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305.

(5)

Information in this table and footnote regarding this beneficial owner is based on Schedule 13G filed February 9, 2012 by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission. BlackRock, in its capacity as a parent holding company, may be deemed to beneficially own 4,966,811 shares of our common stock which are held of record by certain of its subsidiaries. BlackRock’s address is 40 East 52nd Street, New York, New York 10022.

(6)	Includes ownership through interests in the 401(k) Plan.

(7)	Includes 48,194 shares of common stock held by a trust of which Mr. Chaden is the sole trustee.

(8)	Mr. Wyatt resigned from Hanesbrands effective May 11, 2011. Information in this table regarding his beneficial ownership is based on the information available to the Company as of such date.

(9)	Includes 1,900 shares of common stock held by a trust of which Ms. Ziegler is the sole trustee and sole beneficiary and 350 shares held by a member of Ms. Ziegler’s household. The assets of this trust, including the shares of our common stock, are pledged to secure a loan incurred by the trust.

(10)	Includes W. Howard Upchurch, our President, Innerwear/Hoisery, John Marsh, our President, Outerwear, and Michael E. Faircloth, our Chief Supply Chain Officer, each of whom became an executive officer effective January 1, 2012. Does not include Mr. Wyatt and Mr. Boyles, who ceased being executive officers effective May 11, 2011 and September 30, 2011, respectively.

OTHER MATTERS

Other Information About Hanesbrands

We will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements and the financial statement schedules required to be filed with the Securities and Exchange Commission, or any exhibit to that Annual Report on Form 10-K. Requests should be in writing and directed to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. By referring to our website, www.hanesbrands.com, we do not incorporate our website or its contents into this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, certain of our other officers and persons who beneficially own more than 10 percent of a registered class of our equity securities to file reports of ownership and changes in ownership of these securities with the Securities and Exchange Commission. Directors, officers and greater than 10 percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the forms furnished to us with respect to the fiscal year ended December 31, 2011 or written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and greater than 10 percent beneficial owners were complied with.

Matters Raised at the Annual Meeting not Included in this Proxy Statement

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, proxy holders will vote on the matter in their discretion.

Solicitation Costs

We will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing. The solicitation is being made by mail and may also be made by telephone or in person using the services of a number of regular employees of Hanesbrands at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of shares of Hanesbrands common stock. We have engaged Phoenix Advisory Partners to solicit proxies and to assist with the distribution of proxy materials for a fee of $8,000 plus reasonable out-of-pocket expenses.

Householding

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one Notice of Annual Meeting and Internet Availability (or Proxy Statement, for those who receive a printed copy of the Proxy Statement) in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding,” and saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Stockholder Proposals For Next Annual Meeting

If you want to make a proposal for consideration at next year’s annual meeting and have it included in our proxy materials, Hanesbrands must receive your proposal no later than the 120th day prior to the anniversary of the date of these proxy materials, November 9, 2012, and the proposal must comply with the rules of the Securities and Exchange Commission.

If you want to make a proposal or nominate a director for consideration at next year’s annual meeting without having the proposal included in our proxy materials, you must comply with the then current advance notice provisions and other requirements set forth in our bylaws. Under our current bylaws, a stockholder may nominate a director or submit a proposal for consideration at an annual meeting by giving adequate notice to our Corporate Secretary. To be adequate, that notice must contain information specified in our current bylaws and be received by us not earlier than the 150th day nor later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. If, however, the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, Hanesbrands must receive your nomination or proposal on or after October 10, 2012 and prior to 5:00 p.m., Eastern time, on November 9, 2012 unless the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the 2012 Annual Meeting.

If Hanesbrands does not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2013 Annual Meeting of Stockholders even if it meets the other proposal or nomination requirements. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

You should address your proposals or nominations to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

By Order of the Board of Directors

HANESBRANDS INC.

Joia M. Johnson

Chief Legal Officer, General

Counsel and Corporate Secretary

March 9, 2012

Appendix A

CATEGORICAL STANDARDS FOR DETERMINING DIRECTOR INDEPENDENCE

Excerpt from Hanesbrands’ Corporate Governance Guidelines

No director will qualify as an independent director of Hanesbrands unless the Board has affirmatively determined that the director meets the standards for being an independent director established from time to time by the New York Stock Exchange (“NYSE”), the U.S. Securities and Exchange Commission (“SEC”) and any other applicable governmental and regulatory bodies. To be considered independent under the rules of the NYSE, the Board must affirmatively determine that a director has no material relationship with Hanesbrands (either directly or as a partner, stockholder or officer of an organization that has a relationship with Hanesbrands). In addition, the rules of the NYSE have specific independence tests that a director must meet to be independent. To assist in determining each director’s independence in accordance with the NYSE’s rules, the Board has established guidelines, which provide that a Hanesbrands director will be presumed to be independent unless:

•	within the preceding three years, the Hanesbrands director was an employee, or an immediate family member of the director was an executive officer, of Hanesbrands;

•

within the preceding three years, the Hanesbrands director received during any twelve-month period more than $120,000 in direct compensation from Hanesbrands, or an immediate family member of the director received during any twelve-month period more than $120,000 in direct compensation for services as an executive officer of Hanesbrands, excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

any of (1) the Hanesbrands director or an immediate family member of the Hanesbrands director is a current partner of a firm that is Hanesbrands’ internal or independent auditor; (2) the Hanesbrands director is a current employee of such a firm; (3) an immediate family member of the Hanesbrands director is a current employee of such a firm and personally worked on Hanesbrands’ audit; or (4) the Hanesbrands director or an immediate family member of the Hanesbrands director was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on Hanesbrands’ audit within that time;

•

within the preceding three years, the Hanesbrands director or an immediate family member was employed as an executive officer of another company where a Hanesbrands executive officer served on the board of directors of that company;

•

the Hanesbrands director is a current partner in, controlling shareholder or executive officer or employee of, or an immediate family member of the Hanesbrands director is a current partner in, controlling shareholder or executive officer of, another company that made payments to or received payments from Hanesbrands for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues;

•

the Hanesbrands director serves as an officer, director or trustee of a charitable organization, and discretionary charitable contributions by Hanesbrands to such organization, in the aggregate in any one year, exceed the greater of $1 million, or two percent (2%) of that organization’s total annual charitable receipts (and “discretionary charitable contributions” shall include corporate cash contributions (including support for benefit events), grants from any charitable foundation established by Hanesbrands, and product donations); or

•

the Hanesbrands director is an executive officer of another company which is indebted to Hanesbrands, or to which Hanesbrands is indebted, and the total amount of either company’s indebtedness to the other is more than two percent (2%) of the total consolidated assets of the company on which the Hanesbrands director serves as an executive officer.

A-1

For purposes of these guidelines, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, and references to “Hanesbrands” include all subsidiaries and divisions that are consolidated with Hanesbrands Inc.

The Board annually will review all commercial and charitable relationships between its directors and Hanesbrands to determine whether the directors meet these categorical independence tests. If a director has a relationship with Hanesbrands that is not covered by these independence guidelines, those Hanesbrands directors who satisfy such guidelines will consider the relevant circumstances and make an affirmative determination regarding whether such relationship is material or immaterial, and whether the director would therefore be considered independent under the NYSE’s rules.

Hanesbrands will disclose in its proxy statement (a) the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical independence tests set forth above, and (b) any charitable contributions made by Hanesbrands to any charitable organization in which a Hanesbrands director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or two percent (2%) of such charitable organization’s consolidated gross revenues.

A-2

1000 EAST HANES MILL ROAD WINSTON-SALEM, NC 27105

AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the meeting date or any cut-off date described in the Proxy Statement. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the meeting date or any cut-off date described in the Proxy Statement. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Hanesbrands Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Hanesbrands Inc. in mailing proxy materials, you can consent to receiving all future meeting notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M41294-P19874 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HANESBRANDS INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:	All	All	Except

1. Election of Directors
Nominees
01) Lee A. Chaden 06) Ronald L. Nelson
02) Bobby J. Griffin 07) Richard A. Noll
03) James C. Johnson 08) Andrew J. Schindler
04) Jessica T. Mathews 09) Ann E. Ziegler
05) J. Patrick Mulcahy

Vote on Proposals The Board of Directors recommends that you vote FOR the following proposals:					For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands’ independent registered public accounting firm for Hanesbrands’ 2012 fiscal year					☐	☐	☐
3. To approve, by a non-binding, advisory vote, executive compensation as described in the Proxy Statement for the Annual Meeting					☐	☐	☐
4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof					☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as name appears on the records of Hanesbrands Inc. and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
(Not Transferable)

2012 Annual Meeting of Stockholders 8:30 a.m., Eastern time, April 24, 2012
Hanesbrands’ New York Design Center 260 Madison Avenue, 14th floor New York, New York 10016

Please present this admission ticket and some form of government-issued photo identification (such as a valid driver’s license or passport) in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable. No cameras, recording devices or large packages will be permitted in the meeting room. Bags will be subject to a search.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Hanesbrands Inc. (“Hanesbrands”) will be held on Tuesday, April 24, 2012 at 8:30 a.m., Eastern time, at Hanesbrands’ New York Design Center, 260 Madison Avenue, 14th floor, New York, New York 10016. Stockholders of record at the close of business on February 16, 2012, are entitled to notice of and to vote at the meeting. Stockholders will (1) consider and vote on the election of nine directors, (2) consider and vote on the ratification of the appointment of PricewaterhouseCoopers LLP as Hanesbrands’ independent registered public accounting firm for its 2012 fiscal year, (3) consider and vote to approve, by a non-binding advisory vote, executive compensation, and (4) transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

r DETACH PROXY CARD HERE r	M41295-P19874

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 24, 2012

The undersigned holder of common stock of Hanesbrands Inc., a Maryland corporation (the “Hanesbrands”), hereby appoints Richard A. Noll and Joia M. Johnson, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of Hanesbrands Inc. to be held at Hanesbrands’ New York Design Center, 260 Madison Avenue, 14th floor, New York, New York 10016, on April 24, 2012, at 8:30 a.m., Eastern time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast FOR each of the nominees for director, FOR proposal 2 and FOR proposal 3, all of which are set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof. The Board of Directors recommends a vote FOR each nominee for director, FOR proposal 2 and FOR proposal 3.

Address Change/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)